Exhibit 99.2

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$181,432	$333,084
Prepaid expenses	206,632	244,030
R&D tax credit receivable	194,535	276,705
Inventory	1,020,100	249,844
Other current assets	142,346	163,512
Total current asset	1,745,044	1,267,175
Property and equipment, net	58,761	82,038
Other long term assets	36,333
Total assets	$1,840,139	$1,349,213
LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
Accounts payable	$3,950,652	$3,173,677
Accrued expenses and other current liabilities	9,384,736	9,421,258
Accrued compensation	1,669,546	1,610,052
Accrued federal tax liability, penalties and interest	6,148,068	5,415,149
Interest payable	16,426,277	12,749,929
Interest payable to related parties	37,850,832	32,599,048
Dividend payable	414,467	376,399
Deferred revenue	932,066	1,023,007
Derivative liabilities	2,027,773	922,834
Warrant liabilities	52,955,510	22,024,165
Related parties payable	1,512,855	885,041
Short-term debt, net	26,300,469	21,301,085
Short-term debt from related parties, net	22,346,055	22,346,055
Total current liabilities	181,919,306	133,847,699
Total liabilities	$181,919,306	$133,847,699
Commitments and contingencies (Note 12)
Series A units subject to possible redemption, 9,965,000 units at a redemption value of $2.84 per unit and $2.68 per unit as of September 30, 2024 and December 31, 2023, respectively	28,323,419	26,686,397
Members’ deficit
Series A units, 245,300 units authorized, issued and outstanding as of September 30, 2024 and December 31, 2023 respectively	—	—
Series B units, 321,593,463 units authorized, 9,906,827 units issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	—
Series C units, 1,748,264 units authorized, 1,584,327 units issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	—
Additional paid-in capital	—	—
Accumulated deficit	(208,402,586)	(159,184,883)
Total members’ deficit	(208,402,586)	(159,184,883)
Total liabilities and members’ deficit	$1,840,139	$1,349,213

The accompanying notes are an integral part of these financial statements.

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$-	$-	$522,166	$-
Cost of Goods Sold	-	-	448,095	-
Operating expenses:
General and administrative expenses	1,378,388	2,142,618	3,863,403	3,523,743
Research and development expenses	814,539	778,680	2,604,500	2,464,306
Depreciation and amortization	8,137	8,668	24,376	28,733
Total operating expenses	2,201,064	2,929,966	6,492,279	6,016,782
Loss from operations	(2,201,064)	(2,929,966)	(6,418,208)	(6,016,782)
Other income (expense):
Interest expense	(3,249,134)	(2,627,510)	(9,106,317)	(7,427,555)
Change in fair value of derivative liabilities	(529,546)	281,783	(1,104,939)	(1,605,819)
Change in fair value of warrant liabilities	(17,452,684)	(2,638,645)	(30,931,345)	(14,120,580)
Other income (expense), net	-	-	(16,176)	-
Total other income (expense):	(21,231,364)	(4,984,372)	(41,158,777)	(23,153,954)
Net loss	$(23,432,428)	$(7,914,338)	$(47,576,985)	$(29,170,736)

Net loss per unit:
Basic and diluted	$(0.08)	$(0.13)	$(0.15)	$(0.48)
Weighted average number of units:
Basic and diluted	318,340,442	64,319,210	318,340,442	64,024,061

The accompanying notes are an integral part of these financial statements.

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

STATEMENTS OF MEMBERS’ DEFICIT

(UNAUDITED)

	Series A Preferred Nonvoting Units				Series C Profit
	Non redeemable		Series B Units		Interest Nonvoting		Additional Paid-In	Accumulated	Members’
Three Months Ended September 30, 2024	Units	Amount	Units	Amount	Units	Amount	Capital	Deficit	Deficit
Balance as of June 30, 2024	245,300	$—	9,906,827	$—	1,584,327	$—	$—	$(184,393,971)	$(184,393,971)
Adjustment to shareholder receivables	—	—	—	—	—	—	(2,625)	—	(2,625)
Unit-based compensation	—	—	—	—	—	—	—	—	—
Preferred A Unit dividend	—	—	—	—	—	—	2,625	(576,187)	(573,562)
Net loss	—	—	—	—	—	—	—	(23,432,428)	(23,432,428)
Balance as of September 30, 2024	245,300	$—	9,906,827	$—	1,584,327	$—	$—	$(208,402,586)	$(208,402,586)

	Series A Preferred Nonvoting Units				Series C Profit
	Non redeemable		Series B Units		Interest Nonvoting		Additional Paid-In	Accumulated	Members’
Three Months Ended September 30, 2023	Units	Amount	Units	Amount	Units	Amount	Capital	Deficit	Deficit
Balance as of June 30, 2023	245,300	$—	9,906,827	$—	1,584,327	$—	$—	$(143,824,666)	$(143,824,666)
Adjustment to shareholder receivables	—	—	—	—	—	—	(8,382)	—	(8,382)
Unit-based compensation	—	—	—	—	—	—	(6,109)	—	(6,109)
Preferred A Unit dividend	—	—	—	—	—	—	14,491	(544,261)	(529,770)
Net loss	—	—	—	—	—	—	—	(7,914,338)	(7,914,338)
Balance as of September 30, 2023	245,300	$—	9,906,827	$—	1,584,327	$—	$—	$(152,283,265)	$(152,283,265)

	Series A Preferred Nonvoting Units				Series C Profit
	Non redeemable		Series B Units		Interest Nonvoting		Additional Paid-In	Accumulated	Members’
Nine Months Ended September 30, 2024	Units	Amount	Units	Amount	Units	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2023	245,300	$—	9,906,827	$—	1,584,327	$—	$—	$(159,184,883)	$(159,184,883)
Adjustment to shareholder receivables	—	—	—	—	—	—	(4,113)	—	(4,113)
Unit-based compensation	—	—	—	—	—	—	38,486	—	38,486
Preferred A Unit dividend	—	—	—	—	—	—	(34,373)	(1,640,718)	(1,675,091)
Net loss	—	—	—	—	—	—	—	(47,576,985)	(47,576,985)
Balance as of September 30, 2024	245,300	$—	9,906,827	$—	1,584,327	$—	$—	$(208,402,586)	$(208,402,586)

	Series A Preferred Nonvoting Units				Series C Profit
	Non redeemable		Series B Units		Interest Nonvoting		Additional Paid-In	Accumulated	Members’
Nine Months Ended September 30, 2023	Units	Amount	Units	Amount	Units	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2022	245,300	$—	9,590,106	$—	1,336,067	$—	$—	$(121,659,065)	$(121,659,065)
Adjustment to shareholder receivables	—	—	—	—	—	—	(11,068)	—	(11,068)
Unit-based compensation	—	—	316,721	—	248,260	—	99,365	—	99,365
Preferred A Unit dividend	—	—	—	—	—	—	(88,297)	(1,453,464)	(1,541,761)
Net loss	—	—	—	—	—	—	—	(29,170,736)	(29,170,736)
Balance as of September 30, 2023	245,300	$—	9,906,827	$—	1,584,327	$—	$—	$(152,283,265)	$(152,283,265)

The accompanying notes are an integral part of these financial statements.

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Month Ended September 30,
	2024	2023
OPERATING ACTIVITIES
Net loss	$(47,576,985)	$(29,170,736)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,377	28,733
Unit-based compensation expense	38,486	99,365
Amortization of debt issuance cost	444	111,962
Change in fair value of derivative liabilities	1,104,939	1,605,819
Change in fair value of warrant liabilities	30,931,345	14,120,580
Change in operating assets and liabilities:
R&D tax credit receivable	82,170	91,560
Prepaid and other current assets	(240,439)	(111,845)
Inventory	(770,256)	—
Long term assets	(36,333)	—
Accounts payable	776,975	1,354,982
Accrued liabilities	(36,523)	(25,616)
Accrued compensation	59,494	(279,079)
Accrued federal tax liability, penalties and interest	732,919	718,252
Interest payable	3,676,348	2,601,594
Interest payable to related parties	5,251,784	4,645,303
Deferred revenue	208,062	—
Payable to related parties	627,814	114,097
Net cash used in operating activities	(5,145,379)	(4,095,029)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,100)	—
Net cash used in investing activities	(1,100)	—
FINANCING ACTIVITIES
Proceeds from loans	5,018,940	4,070,110
Loan origination fees	(20,000)	—
Principal payments on finance lease liabilities	—	(6,650)
Repayment of loans	—	(15,150)
Adjustment to shareholder receivables	(4,113)	(11,067)
Net cash provided by financing activities	4,994,827	4,037,243
Net decrease in cash during period	(151,652)	(57,786)
Cash, beginning of period	333,084	92,975
Cash, end of period	$181,432	$35,189
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Conversion of interest payable to debt	$—	$2,164,743
349,871 series B units transfer from NACS to Taylor Freres	$38,486	$—

The accompanying notes are an integral part of these financial statements.

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 — Description of Organization and Business Operations

Organization and Nature of Operations

ScanTech Identification Beam Systems, LLC (the “Company”, “we”, “our”, or “us”), formed in 2011, is developing and deploying security screening systems that protect travelers and other members of the public from criminals, terrorists and other bad actors. It has developed a proprietary Computed Tomography scanning system that uses fixed-gantry technology to detect explosives, weapons, narcotics and other contraband.

Since inception, the Company’s operations have been focused primarily on research and development, product testing, sales and marketing, as well as raising capital to support its domestic and international certification efforts.

On September 8, 2023, the Company signed a definitive Business Combination Agreement with Mars Acquisition Corp..(“Mars”) (Nasdaq: MARX). The combined company is expected to have an estimated post- transaction enterprise value of $110 million, consisting of an estimated equity value of $197.5 million and $48 million in net cash, assuming no redemptions by Mars’ public shareholders. On January 24, 2024, Mars asked Mars’ shareholders to approve an extension of time for Mars to consummate an initial business combination. As of January 24, 2024, Mars Capital Holding Corporation and Mars have entered into Non-Redemption Agreements with several unaffiliated third parties (the “Investors”) on substantially the same terms in exchange for their agreement to not redeem an aggregate of 200,000 ordinary shares in Mars at the Shareholder Meeting. In exchange for the foregoing commitment not to redeem such shares, the Sponsor has agreed to cause ScanTech AI Systems Inc. (“Pubco”) to issue to such Investors an aggregate of 40,000 common Unit of Pubco immediately following the consummation of the initial business combination if they continue to hold such Non-Redeemed Shares through the Shareholder Meeting. Net cash will come from Mars’ approximately $22 million of cash in trust (assuming no additional shareholder redemptions) and any third-party capital the Company is able to raise through the SPAC transaction.

Going Concern Consideration

As of September 30, 2024, the Company had $181,432 in cash, a significant working capital deficit of $180,174,261 and accumulated deficit of $208,402,586. For the nine months ended September 30, 2024, the cash flow used in operating activities was $5,145,379. The Company’s business plan is dependent on several factors, including securing customer agreements, achieving the Transportation Safety Administration’s APSS 6.2 certification, of which are uncertain to occur, and raising capital to fund operations. On September 8, 2023, the Company signed a business combination agreement (“Merger Agreement”) with Mars, a special purpose acquisition company. The Company’s strategic plan includes its business combination with Mars to assist the Company in its efforts to raise capital and grow its business.

The Company expects to continue to incur significant expenditures in pursuit of its growth, merger and capital raising plans and there are no assurances that any of those plans will be successful.

As discussed in Note 11, most of our indebtedness is in default or matures in less than twelve months and is presented as short-term debt in the Balance Sheets. Our operating losses raise substantial doubt about our ability to continue as a going concern for one year from the date the financial statements are issued or available to be issued.

We currently have almost no cash resources and significantly greater current liabilities than current assets. The majority of our funding has been advances from Seaport Group LLC Profit Sharing Plan (“Seaport”). Should Seaport cease to make such advances prior to us obtaining other sources of financing sufficient to pay its expenses and current liabilities, we would be unable to continue in business.

Historically, we have financed operations primarily through cash generated from debt offerings and equity raises. Our primary short-term requirements for liquidity and capital are to fund general working capital and capital expenditures. Our principal long-term working capital uses primarily include research and development expenses, operational payroll and development of scanning for customers.

Our liquidity needs will be dependent both on the performance of our business and on the amount of proceeds we realize through the Business Combination. If we do not realize sufficient proceeds from the Business Combination to carry out our business plan or if our business does not perform as we expect, we may be required to pursue additional financing sources or take other measures to improve our liquidity. See “Risk Factors — ScanTech may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.”

As a result of the foregoing, Management has determined that there is substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date the financial statements are available for issuance.

NOTE 2 — Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Recently adopted accounting pronouncements

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which introduced an expected credit loss model for the impairment of financial assets measured at amortized cost. The model replaces the probable, incurred loss model for those assets and broadens the information an entity must consider in developing its expected credit loss estimate for assets measured at amortized cost. On January 1, 2023, we adopted ASU No. 2016-13 using the modified retrospective method with no material impact to our financial condition, results of operations or cash flows. To estimate expected credit losses on trade accounts receivable, we use a combination of historical loss data, current conditions, and reasonable and supportable forecasts. Loss rates are calculated based on historical experience and adjusted for any changes in current and future economic conditions.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting, which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses. The updated standard is effective for our annual periods beginning in fiscal 2025 and interim periods beginning in the first quarter of fiscal 2026.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes, which prescribes standardized categories and disaggregation of information in the reconciliation of provision for income taxes, requires disclosure of disaggregated income taxes paid, and modifies other income tax-related disclosure requirements. The updated standard is effective for us beginning with our fiscal year 2026 annual reporting period.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of income statement expenses, which requires disclosures of certain additional expense information on an annual and interim basis, including, among other items, the amounts of purchases of inventory, employee compensation, depreciation and intangible asset amortization included within each income statement expense caption, as applicable. We expect to adopt this standard in our fiscal year 2028 annual report.

Changes in Accounting Policies

The Company has consistently applied the accounting policies described in this Note 2 to all periods presented in these financial statements.

Risks and Uncertainties

The Company is currently in the development stage and has commenced principal operations and generated revenue in the second quarter of 2024. The development of the Company’s projects is subject to a number of risks and uncertainties including, but not limited to, the receipt of the necessary permits and regulatory approvals, the availability and ability to obtain the necessary financing for the manufacturing and development of projects.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The Company bases its estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Cash and cash equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash deposits with major financial institutions over the FDIC limit. There were no cash equivalents as of September 30, 2024 or December 31, 2023. The Company’s exposure as of September 30, 2024 and December 31, 2023 were $0 and $43,949, respectively.

Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2 Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Assets and liabilities measured at fair value are classified based on the lowest level of input that is significant to the fair value measurement. The Company reviews the fair value hierarchy classification on an as needed basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy. The Company recognizes transfers into and out of levels within the fair value hierarchy in the appropriate period in which the actual event or change in circumstances that caused the transfer to occur.

Prepaid expenses and other current assets

Prepaid expenses consist primarily of prepaid insurance premiums and retainers for services. Other current assets consist primarily of employee cash advances.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance, repairs, and minor replacements are charged to expense as incurred. Depreciation on property and equipment is recorded using the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the accompanying statements of operations in the period realized.

We evaluate our long-lived assets each quarter for indicators of potential impairment. Indicators of impairment include current period losses combined with a history of losses, or when changes in other circumstances indicate the carrying amount of an asset may not be recoverable. The evaluation for long-lived assets is performed at the lowest level of identifiable cash flows, which is the enterprise level (“the Company”). The assets of the Company with indicators of impairment are evaluated for recoverability by comparing its undiscounted future cash flows with its carrying value. If the carrying value is greater than the undiscounted future cash flows, we then measure the asset’s fair value to determine whether an impairment loss should be recognized. If the resulting fair value is less than the carrying value, an impairment loss is recognized for the difference between the carrying value and the estimated fair value. There are no impairment charges for the nine months ended September 30, 2024 and the year ended December 31, 2023.

Inventories

Inventory is valued at the lower cost or net realizable value. Costs include materials and direct labor on a first-in-first-out basis. We review inventory quantities on hand and record provisions for estimated excess, slow moving, and obsolete inventory. The evaluation of the carrying value of our inventories takes into consideration such factors as historical and anticipated future sales compared to quantities on hand and the prices we expect to obtain for products. We adjust excess and obsolete inventories to net realizable value, and write-downs of excess and obsolete inventories are recorded as a component of cost of revenues. See Note 8 - Inventories for further details.

Leases

The Company accounts for leases under Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The core principle of this standard is that a lessee should recognize the assets and liabilities that arise from leases, by recognizing in the Balance Sheets a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The Company elected the package of practical expedients permitted within the standard, which allow an entity to forgo reassessing (i) whether a contract contains a lease, (ii) classification of leases, and (iii) whether capitalized costs associated with a lease meet the definition of initial direct costs. Also, the Company elected the expedient allowing an entity not have to separate lease and non-lease components. The Company has also elected the short-term lease accounting policy under which the Company would not recognize a lease liability or ROU asset for any lease that at the commencement date has a lease term of twelve months or less and does not include a purchase option that the Company is more than reasonably certain to exercise.

The Company recognizes right-of-use (ROU) assets and lease liabilities for leases with terms greater than 12 months. Leases are classified as either finance or operating leases. This classification dictates whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease.

The Company’s leases are capitalized at the present value of the minimum lease payments not yet paid. The Company uses either the rate implicit in the lease, if readily determinable, or the Company’s incremental borrowing rate for a period comparable to the lease term in order to calculate net present value of the lease liability.

Short-term leases (leases with an initial term of 12 months or less or leases that are cancelable by the lessee and lessor without significant penalties) are not capitalized but are expensed on a straight-line basis over the lease term. The Company has one short term operating lease for the Company’s combined office and warehouse facility located in Buford, Georgia.

Revenue Recognition

Overview

The Company’s sales revenue includes revenues related to deliveries of new CT Sentinel scanning systems, and specific other products and services that meet the definition of a performance obligation under ASC 606, Revenue from Contracts with Customers, including when-and-if-available operating system updates and bins. We recognize revenue on CT Sentinel scanning systems upon customer acceptance. Customer acceptance occurs at the earlier of when the customer provides notice or within 30 days of customer receipt of goods. We recognize revenue on bins once goods are at the shipping points. Revenue attributable to when-and-if-available operating system updates, if material, are recognized on a straight-line basis over the expected ownership life of the CT Sentinel scanning systems, as we have a stand-ready obligation to deliver such services to the customer. All of our revenue for the three and nine months ended September 30, 2024 was recognized at a point-in-time.

For our performance obligations, we allocate the transaction price using the expected cost plus a margin approach. Standalone selling prices are estimated by considering costs used to develop and deliver the service, third-party pricing of similar options and other information that may be available. The Company recognizes its revenues net of any value-added or sales tax. Payments are received at three milestone dates including at contract inception, upon delivery and after customer acceptance.

The Company currently has one customer to whom it sells its baggage scanning systems, which is a distributor. We act as principal in this transaction as we are primarily responsible for fulfilling the contract and have inventory risk, and thus record the gross amount earned within total revenue. Baggage scanning systems including fixed gantry detector, image-processing units and conveyance systems are sold as a combined baggage scanning system. Training services designed to enable distributor customers to service baggage scanning systems they sell to end users of such systems are deemed to be immaterial in the context of the contract.

Restocking fees

Restocking fees for goods expected to be returned are included in the estimate of the transaction price at contract inception and recorded as revenue when control of the good transfers. Restocking costs are recorded as a reduction of the amount of the return asset when control of the good is transferred to the customer. There were no goods expected to be returned at contract inception. No restocking fees have been incurred for the period ended September 30, 2024.

Disaggregation of Revenue

The Company has one reportable operating segment. Revenue is disaggregated from contracts by geography, which the Company believes best depicts how the nature, amount, timing, and uncertainty of revenues and cash flows are affected by economic factors. Currently the Company has only one revenue contract, all of which relates to a customer located in North America.

Contract Balances

Contract liabilities are included within the deferred revenues in the Balance Sheets. The Company does not have any material contract assets.

Deferred revenue represents the Company's obligation to transfer goods or services to its customers for which it has already received consideration (or the amount is due) from the customer. The Company's deferred revenue balance primarily relates to contract advances. Deferred revenue in the amount of $1,231,069 and $1,023,007 were recorded in the Balance Sheet as of September 30, 2024 and December 31, 2023, respectively.

The Company recognized revenue in the amount of $522,166 for the nine months ended September 30, 2024. No revenue was recognized for the three months ended September 30, 2024.

Research and Development

Research and development costs for prototype scanning machines were expensed as incurred because they have no alternative future use beyond their current testing programs and therefore no economic benefit in the future. Labor costs, including salaries, employee benefits, payroll taxes, third-party contractor expenses, were expensed as incurred.

Unit-Based Compensation

The Company’s 2012 Equity Incentive Plan (the “2012 Plan”) as revised by the 2018 Equity Incentive Plan provide for noncash equity-based compensation through the grant of Series C units. In addition, the Company has issued Series B units as compensation to advisors and vendors. Unit-based compensation is based on the fair value of the member units on the grant date, as determined using an option pricing method (“OPM”). The OPM considers the various terms that would affect the distributions to each class of equity based upon the estimated total equity value of the Company on the grant date, the estimated timing of a future liquidity event including probabilities of different events occurring, the level of seniority among the different classes of securities, dividend policy, and the contractual conversion ratios. In addition, the method implicitly considers the effect of the liquidation preferences as of the estimated future liquidation event and date. Under the OPM, each class of equity is modeled as a call option with a distinct claim on the total equity value of the Company. The characteristics of each class of security, including but not limited to any liquidation preference of the preferred units, determine the class of security’s’ claim on the equity value.

Net loss per unit

The Company computes basic net loss per unit by dividing net loss attributable to members by the weighted average number of units outstanding. Diluted loss per unit is computed by giving effect to all potentially dilutive issuances of units using the treasury Unit method for warrants and the if-converted method for convertible notes. When the Company incurs a net loss, the effect of the Company’s outstanding warrants and convertible notes are not included in the calculation of diluted loss per unit as the effect would be anti-dilutive. Accordingly, basic and diluted net loss per unit is identical.

Research and Development (R&D) Tax Credit

The Company accounts for Georgia R&D tax credits as current assets on its Balance Sheets. Georgia R&D tax credits are calculated at the time of annual state income tax filing and considers R&D tax credits to be assets once the Georgia Department of Revenue approves the R&D tax credit calculation. The Company is permitted to elect to apply credits to future state employer payroll withholding or income taxes. When the Company elects to apply R&D tax credits to employer payroll withholding, application of R&D tax credits reduces the liability for employer payroll withholding for the quarter in which such tax credits are applied.

NOTE 3 — Net Loss Per Unit

The Company has issued Series A, Series B and Series C units, as discussed in Note 15 — Members’ Deficit. Series A units are entitled to a preferred rate of return and Series C units are equivalent to profits interests. Only Series B units have voting rights. All Series B and Series C units are used in the computation of net loss per unit.

The Company has issued a number of warrants, exercisable at $0.01 per unit at any time from the warrant agreement execution dates to the exercise period end dates. Depending on the warrant agreement, the exercise period varies from seventh to tenth anniversary of the warrant agreement execution date. There were 311,686,636 and 181,148,044 warrants outstanding as of September 30, 2024 and December 31, 2023, respectively. Given the nominal exercise price, penny warrants are considered to be outstanding in the context of basic earnings per share, and thus the units are included in the computation of basic and diluted earnings per unit as of September 30, 2024 and December 31, 2023, respectively. However, the puttable warrants associated with the Bay Point note in the amounts of 4,837,348 and 3,839,359 are anti-dilutive for the nine months ended September 30, 2024 and for the year ended December 31, 2023, respectively. Therefore, the Bay Point warrants are excluded from the calculation of diluted net loss per unit for the nine months ended September 30, 2024 and for the year ended December 31, 2023, respectively.

The Company had 9,906,827 weighted average series B units for the three and nine months ended September 30, 2024, 9,906,827 and 9,748,995 weighted average series B units for the three and nine months ended September 30, 2023, respectively. In addition, the Company also had 1,584,327 weighted average series C units for the three and nine months ended September 30, 2024, 1,584,327 and 1,447,011 weighted average series C units for the three and nine months ended September 30, 2023, respectively. Together with the exercisable warrants outstanding, the Company had 318,340,442 weighted average common series B and C units for the three and nine months ended September 30, 2024, 64,319,210 and 64,024,061 weighted average common series B and C units for the three and nine months ended September 30, 2023.

The dividend calculation in the numerator represents the dividend expenses accrued but not yet paid for the periods indicated to the various owners of Series A units. Series A Units entitle the holder to receive an eight percent (8%) per annum rate of return on the unrecovered capital contribution of such holder.

Series A units, some of which are redeemable and some of which are nonredeemable, are excluded in the net loss per unit calculation below as they are not participating units. Series C units are non-voting units. These units are included in the basic and diluted weighted Series B units and Series C units outstanding calculation below. Warrants are also included in the below calculation of basic and diluted weighted average Series B units and Series C units outstanding because they are fully exercisable at any time by the holders.

The following table sets forth the computation of the Company’s basic and diluted loss per unit:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Numerator:
Net loss	$(23,432,428)	$(7,914,338)	$(47,576,985)	$(29,170,736)
Dividend	(573,562)	(529,770)	(1,675,090)	(1,541,762)
Earnings available for common units	$(24,005,990)	$(8,444,108)	$(49,252,075)	$(30,712,498)
Denominator:
Weighted average common units outstanding (basic)	318,340,442	64,319,210	318,340,442	64,024,061
Dilutive effect of potential membership units	—	—	—	—
Weighted average common units outstanding (diluted)	318,340,442	64,319,210	318,340,442	64,024,061
Basic earnings per unit	$(0.08)	$(0.13)	$(0.15)	$(0.48)
Diluted earnings per unit	$(0.08)	$(0.13)	$(0.15)	$(0.48)

NOTE 4 — Property and Equipment, Net

Property and equipment, net as of September 30, 2024 and December 31, 2023 consists of the following:

	Estimated useful life	September 30, 2024	December 31, 2023
Finance lease ROU asset	4-5 years	33,662	33,662
Computers and equipment	3-5 years	163,486	162,386
Less: Accumulated depreciation and amortization		(138,387)	(114,010)
Property and equipment, net		58,761	82,038

Depreciation and amortization were $8,137 and $24,376 for the three and nine months ended September 30, 2024, respectively. For the nine months ended September 30, 2024 and for the year ended December 31, 2023, the Company focused primarily on research and development which were expensed as incurred as the costs had no alternative future use.

NOTE 5 — Related Party Transactions

ScanTech/IBS IP Holding Company, LLC

The Company licenses certain key intellectual property from ScanTech/IBS IP Holding Company, LLC (“ScanTech IP Holdco”). The license agreement between ScanTech IP Holdco and the Company provides for a perpetual, royalty free license and survivability in the event of a Chapter 11 bankruptcy of ScanTech IP Holdco. ScanTech IP Holdco has no employees and is a manager-managed LLC. John Redmond and Dolan Falconer are the controlling managers of ScanTech IP Holdco. As of September 30, 2024 and December 31, 2023, there were no liabilities or payables owed to ScanTech IP Holdco from the Company and there were no receivables due to the Company from ScanTech IP Holdco.

John Redmond

Azure, LLC (“Azure”) and NACS, LLC (“NACS”) have certain outstanding notes with the Company, all of which are secured by the assets of the Company. Azure and NACS are controlled by Mr. Redmond, the Chairman of the Board of Directors. As of September 30, 2024 and December 31, 2023, the Company’s outstanding loan balances with these entities, including accrued interest, were approximately $59.5 million and $54.3 million, respectively.

The conversion feature did not meet the definition of a derivative and did not contain a significant premium. Therefore, the Company did not account for the conversion feature separately. John Redmond also has an intercreditor agreement with the Seed financing noteholders which provides for drag-along conversion and certain collateral agency rights under certain terms and conditions. The drag-along conversion rights were deemed to be a contingent conversion feature, which would not require recognition until the contingency is met. The drag-along conversion rights also did not meet the definition of a derivative.

The following table lists the accrued interest and principal balances of the notes issued to related parties associated with John Redmond, the Company’s Chairman. (See Note 11 – Debt and Warrant Liabilities for terms and details of John Redmond series of notes)

	As of September 30, 2024			As of December 31, 2023
	Interest	Principal		Interest	Principal
Entity	Payable	Payable	Total	Payable	Payable	Total
Azure, LLC	$2,783,599	$6,831,987	$9,615,586	$1,904,740	$6,831,987	$8,736,727
NACS, LLC	23,977,923	11,493,949	35,471,872	20,939,396	11,493,949	32,433,345
Assumed notes	10,646,083	3,770,119	14,416,202	9,385,014	3,770,119	13,155,133
Total	$37,407,605	$22,096,055	$59,503,660	$32,229,150	$22,096,055	$54,325,205

Mr. Redmond also paid expenses on behalf of the Company which were not included as principal balance in any of Mr. Redmond’s outstanding loans. As of September 30, 2024 and December 31, 2023, Mr. Redmond’s outstanding expense advances were $1.3 million and $0.7 million, respectively. These items are presented in the Balance Sheets under the caption of related parties payables.

As of September 30, 2024, the Company was in default on all notes held by NACS, Azure assumed notes and Mr. Redmond. As of December 31, 2023, the Company was in default on all notes held by NACS and Mr. Redmond but was not in default on the notes held by Azure.

For the nine months ended September 30, 2024, Mr. Redmond provided short term funding to the Company in the amount of $316,000. These short term fundings had interest rates of 0% per annum. On April 4, 2024, the $25,000 of the short term funding was repaid to Azure LLC.

On October 24, 2024 , the Company entered into a settlement and mutual release agreement with Taylor Frères Americas LLP (“TFA”) which replaced the agreement executed on June 18, 2024 and expired on September 30, 2024. In connection with the Company’s ongoing restructuring and reorganization activities, the parties wish to settle and resolve any and all claims arising from or related to the engagement letter and the TFA’s other dealings with NACS, ScanTech, John Redmond (the controlling member of NACS and the Chairman of ScanTech) and their affiliates. Pursuance to the June 18, 2024 agreement, the Company agreed to pay to TFA a good faith deposit in the amount of $50,000, which was paid in full by July 2024.

In connection with the June 18, 2024 agreement, 349,871 units of series B were transferred from NACS to TFA. As of September 30, 2024, TFA owned 8% of all outstanding Series B Units as a result of the transfer. The series B unit was valued at 0.11/unit as of September 30, 2024. The Company subsequently recorded a unit-based compensation in the amount of $38,486 and an increase in additional paid in capital of $38,486.

Dolan Falconer

Mr. Falconer, the CEO of the Company, paid for certain expenses on behalf of the Company. In addition, the Company owes Mr. Falconer deferred compensation of $721,987 and $697,422 as of September 30, 2024 and December 31, 2023, respectively. The amounts were presented on the Balance Sheets under the caption of accrued compensation.

The Company owed Mr. Falconer for deferred compensation and late fees amounting to $277,904 and $214,712 as of September 30, 2024 and December 31, 2023, respectively. These items are presented in the Balance Sheets under the caption of accrued compensation.

On June 1, 2023, the Board of Director of the Company approved the accelerated vesting of the remaining unvested 2.25% of Series C membership interests previously approved and awarded to Mr. Falconer in 2014. As a result of this decision, 248,260 units of Series C membership interests were fully vested to Mr. Falconer. The 248,260 units were valued at $0.41 per unit at the grant date of April 1, 2014, resulting in a total value of $101,787. This amount was recorded as Unit compensation expense on June 1, 2023.

Ben DeCosta

Mr. DeCosta is a member of the Board of Directors of the Company. Mr. DeCosta has an outstanding promissory note with the Company with a principal balance of $250,000 and a stated interest rate of 15% per annum. As of September 30, 2024 and December 31, 2023, the balance of Mr. DeCosta’s promissory note were $693,227 and $619,897, respectively, including all principal and unpaid accrued interest. The principal of $250,000 was presented in the Balance Sheets under the caption of short-term debt from related parties, net. The interest payables in the amount of $443,227 and $369,897 as of September 30, 2024 and December 31, 2023, respectively, were presented in the Balance Sheets under the caption of interest payable to related parties.

Alice Wilson

Mrs. Wilson is the sister of Mr. Falconer. Mrs. Wilson has extended an expense advance on behalf of the Company. The balance of Mrs. Wilson’s expense advance as of September 30, 2024 and December 31, 2023 was $20,000. The amount was presented in the Balance Sheets under the caption of related parties payable.

NOTE 6 — Leases

The Company has two finance leases for forklifts, with one lease expired in September 2022 and the other expired in August 2023. Both leases had bargain purchase options that were exercised at the end of the leases. The two forklift leases as of the effective date were classified as finance leases.

On June 27, 2023, the Company entered into a twelve-month operating lease. As of September 30, 2024, the Company had one operating lease. The Company currently pays a rent of $15,167 per month for the leased space. Since this lease has a lease term of 12 months and does not include an option to purchase the underlying asset that the Company is reasonably certain to exercise, it is considered a short-term lease. The Company elects not to apply the recognition requirements of ASC 842 to short-term leases. By electing this practical expedient, short-term leases do not need to be reported on the Balance Sheets.

The components of lease cost were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Short-term Lease Cost	$45,501	$35,250	$133,086	$105,750

NOTE 7 — Inventories

The following table summarizes the Company’s inventories, net for the nine months ended September 30, 2024 and for the year ended December 31, 2023:

	September 30, 2024	December 31, 2023
Raw materials and parts	$930,651	$182,455
Work-in-progress	$-	$-
Finished goods	$89,449	$67,389
Total inventories	$1,020,100	$249,844

NOTE 8 — Federal Tax Liability, Penalties and Interest

From the first quarter of 2017 through October 31, 2023, the Company failed to remit U.S. federal taxes from amounts withheld from employee wages, and failed to remit the employer portion of such taxes. In addition, during the same period, the Company did not file quarterly federal tax returns on Form 941 to report income taxes and payroll taxes withheld from employee wages. As a result, the Company has an accrued payroll tax liability on its Balance Sheets that amounted to $6.15 million and $5.42 million as of September 30, 2024 and December 31, 2023, respectively. The Company has devised and implemented a plan to become compliant in its obligations, including hiring appropriate counsel, preparing and filing appropriate historical filings, making payments, and engaging in discussions with appropriate parties, including the IRS. There can be no assurance that that the IRS will agree to the terms of a settlement and not instead demand immediate payment of the amounts due. Even if a settlement offer is accepted, the terms of any settlement may require substantial upfront payments, which we may not have sufficient funds available for. In addition, willful failure to comply with statutory obligations to collect, account for and pay over taxes imposed on employees is a federal criminal offense. There can be no assurance that the Department of Justice will not commence criminal charges against the Company and management for failure to remit payroll taxes to the IRS.

The Company remitted payments to IRS for the employee income taxes withheld and the employee and employer portion of the payroll taxes. The payroll taxes and income taxes withheld were remitted to IRS in full for the payroll periods from November 1, 2023 to September 30, 2024. The Company paid four payroll cycles late and accrued associated penalties and interests for these four cycles.

The employee income taxes withheld and the payroll taxes prior to November 1, 2023 were not remitted to IRS yet. The failure to deposit penalty and associated interest was calculated and recorded in Balance Sheets under the caption of accrued federal tax liability, penalties and interest.

NOTE 9 — Unit-Based Compensation

The 2012 Plan has an aggregate authorized limit of 15% of Series C units outstanding at any given time. The total authorized Series C units were 1,748,264 as of September 30, 2024 and December 31, 2023. As of September 30, 2024 and December 31, 2023, there were 1,584,327 units of Series C membership interests issued and outstanding, respectively.

On June 1, 2023, the Company’s Board of Directors approved the accelerated vesting of 248,260 Plan units to its CEO, Mr. Dolan Falconer, and the 248,260 units were fully vested immediately.

On June 18, 2024, NACS agreed to transfer the ownership of its series B units to TFA which equals to 3% of all outstanding Series B Units of the Company. In connection with this agreement, 349,871 units of series B were transferred from NACS to TFA. As of September 30, 2024, TFA owned 8% of all outstanding Series B Units as a result of the transfer. The Company accounts for unit-based compensation under SAB Topic 5.T. The value of the shares transferred should be reflected as an expense in the company's financial statements with a corresponding credit to contributed (paid-in) capital. The series B unit was valued at 0.11/unit as of June 30, 2024. The Company subsequently recorded a unit-based compensation in the amount of $38,486 and an increase in additional paid in capital of $38,486.

NOTE 10 — Fair Value Measurements

Derivative Instruments: Derivative instruments that are not traded on an exchange are valued using conventional calculations/models that are primarily based on unobservable inputs such as private company unit price and volatilities, and therefore, such derivative instruments are included in Level 3.

Warrant Liabilities: Warrant liabilities that are not traded on an exchange are valued using conventional calculations/models that are primarily based on unobservable inputs such as private company unit price and volatilities, and therefore, such warrant instruments are included in Level 3.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2024 and December 31, 2023, respectively, and indicates the fair value hierarchy of the valuation inputs the Company utilized.

Description	Level	September 30, 2024	December 31, 2023
Liabilities
Warrant liabilities	3	$52,955,510	$22,024,165
Derivative liabilities	3	$2,027,773	$922,834

The Company has determined that the warrants associated with notes are subject to treatment as a liability as the warrants for units of the Company are not indexed to its own membership interests. The warrants are subject to remeasurement at each Balance Sheet date and any change in fair value is recognized as a component of other expense on the statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants. At that time, the portion of the warrant liability related to the common unit warrants will be reclassified to additional paid-in capital.

The following tables present information about the change in fair value of the Company’s Level 3 warrant liabilities and derivative liabilities for the three and nine months ended September 30, 2024:

Warrant liabilities	Three months ended September 30, 2024	Nine months ended September 30, 2024
Fair Value - beginning of period	$35,502,826	$22,024,165
Addition	3,432,870	18,674,089
Change in fair value	14,019,814	12,257,256
Fair Value - end of period	$52,955,510	$52,955,510

Derivative liabilities	Three months ended September 30, 2024	Nine months ended September 30, 2024
Fair Value - beginning of period	$1,498,227	$922,834
Addition	-	555,682
Change in fair value	529,546	549,257
Fair Value - end of period	$2,027,773	$2,027,773

NOTE 11 — Debt and Warrant Liabilities

All of our indebtedness is in default or matures in less than twelve months and is presented as short-term debt in the Balance Sheets as of September 30, 2024 and December 31, 2023. Interest expense includes the interest on the notes and amortization of any original issue discounts, which includes debt issuance costs and the relative fair value of warrants issued contemporaneously with certain notes.

All of our indebtedness is secured by a continuing security interest in all of our property and assets.

	Maturities	Effective Rate	September 30, 2024	December 31, 2023
John Redmond notes	2018 - 2024	12.00% -14.50%	22,096,055	22,096,055
Seaport notes	2024	12%	16,264,584	12,670,200
Catalytic notes	2020	12%	1,563,796	1,563,796
Seed financing notes	2024	12%	7,908,456	6,503,456
Bay Point notes	2023	15%	813,633	813,633
Total Principal			$48,646,524	$43,647,140
Accrued interest (compounded)			54,277,109	45,348,977
Total debt			$102,923,633	$88,996,117
Reported as:
Short-term debt			102,923,633	$88,996,117
Total			$102,923,633	$88,996,117

John Redmond notes

NACS note

On October 11, 2013, the Company issued NACS a note with an interest rate of 8% and a default interest rate of 12% (the “2013 Note”). Principal and accrued interest may be prepaid in whole or in part at any time without penalty. The 2013 Note was amended on June 1, 2016 to provide NACS with the right to convert principal and accrued interest on the note into Series A and Series B units of the Company at a conversion price of $1 and $0.47, respectively. As amended, the 2013 Note had a maturity date of December 31, 2018. FASB ASC 815 generally requires an analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. The Company identified certain conversion features which it evaluated for bifurcation and determined that no bifurcation of these embedded or conversion features was required as the net settlement provision was not met.

The principal and accrued interest on the NACS note was $35,471,872 and $32,433,345 as of September 30, 2024 and December 31, 2023, respectively.

Azure notes

The Company has issued multiple notes to Azure, which is an affiliate of and controlled by John Redmond:

			Principal and Accrued Interest
Issuance date	Maturities	Interest Rate	As of September 30, 2024	As of December 31, 2023
January 1, 2021	March 31, 2024	12.00%	$1,077,528	$985,227
January 1, 2021	March 31, 2024	12.00%	5,253,215	4,803,224
October 25, 2021	March 31, 2024	14.50%	610,489	547,938
October 25, 2021	March 31, 2024	14.50%	1,373,600	1,232,860
October 1, 2022	March 31, 2024	14.50%	1,300,754	1,167,478
		Total	$9,615,586	$8,736,727

Assumed notes

On September 12, 2012, the Company issued to another party a note with a principal balance of $3,270,119, an interest rate of 8% per annum, a default interest rate of 12% and a maturity date of December 31, 2018. The note was subsequently acquired from the original noteholder by NACS. Principal and accrued interest on the note as of September 30, 2024 and December 31, 2023 were $13,115,206 and $11,991,755, respectively.

On October 2, 2019, Mr. Redmond purchased from another party (i) a secured note with a principal amount of $300,000 and an interest rate of 12% per annum and (ii) a warrant to acquire 2.26% of issued and outstanding Series B units for each $1,000,000 of initial principal and accrued unpaid interest, with an exercise price of $0.01. Mr. Redmond may exercise the warrant at any time and from time to time, in whole or in part (but not as to a fractional unit). If at any time any of the principal and interest outstanding on the senior secured promissory notes issued by the Company and held by NACS is converted into any equity membership interests in the Company, the warrant will be deemed to have opted to exercise, without any further action on its part, the same proportionate amount of this warrant as that portion of the NACS notes converted by NACS. Principal and accrued interest on the note as of September 30, 2024 and December 31, 2023 were $780,598 and $698,027, respectively.

On October 2, 2019, Mr. Redmond also purchased from another party (i) a secured note with a principal amount of $200,000 and an interest rate of 12% per annum and (ii) a warrant to acquire 2.26% of issued and outstanding Series B units for each $1,000,000 of initial principal and accrued unpaid interest, with an exercise price of $0.01 per unit. Principal and accrued interest on the note as of September 30, 2024 and December 31, 2023 were $520,399 and $465,351, respectively.

Seaport notes

On July 17, 2019, the Company issued a note to Seaport Group LLC Profit Sharing Plan (“Seaport”) with an interest rate of 12% and a maturity date of August 31, 2019. As subsequently amended, the note provides for a maximum principal amount of $4,500,000. As amended, the note contains a $10.00 option to purchase a percentage of membership interests of the Company (determined on a fully diluted basis at the time of such exercise) equal to (i) the outstanding principal amount under such note, plus accrued and unpaid interest by (ii) $22,500,000.

On June 13, 2023, the Company amended and restated its note with Seaport (the “2023 Seaport Note”). The 2023 Seaport Note provides for a new principal loan amount of $7,853,008, a maximum loan amount of $10,000,000, a 12% annual interest rate a maturity date of March 31, 2024, and is senior secured indebtedness. In addition to principal and interest payable under the note, the note grants Seaport an option to purchase a percentage of membership interests of the Company (determined on a fully diluted basis at the time of such exercise) equal to (i) the outstanding principal amount under such note, plus accrued and unpaid interest by (ii) $20,010,000. The option has no expiration date and will be in full force and effect until it is exercised, or the principal and accrued interest of the Seaport Note are paid in full.

Pursuant to the loan amendment agreement executed on December 1, 2023, on September 28, 2023, the total accrued and unpaid interests in the amount of $500,853 were rolled into the principal in the amount of $10,170,000 at the time to reach at an aggregate principal amount of $10,670,853. On December 31, 2023, the total accrued and unpaid interests in the amount of $352,725 were rolled into the principal in the amount of $12,317,475 at the time to reach at an aggregate principal amount of $12,670,200 as of December 31, 2023.

Pursuant to an intercreditor agreement, Seaport note is senior in priority of payment to notes issued to NACS and John Redmond. The principal and accrued interest on the note were $14,299,442 and $12,670,200 as of September 30, 2024 and December 31, 2023, respectively.

Seaport bridge financing

On March 24, 2024, the Company signed a bridge financing note with Seaport Group SIBS, LLC, with an initial principal amount of $421,200.  The terms of the bridge financing are separate from the existing Seaport financing already in place with the Company.  The Bridge Financing has a maximum principal draw amount of up to $1,000,000, a maturity date of September 30, 2024, an annual interest rate of 12%, and is pari-passu in seniority to the existing Seaport financing.  In addition, at the consummation of the Business Combination, the note is to be repaid in full out of the proceeds of the transaction and Seaport Group SIBS, LLC is to be issued 1 share for every $1 lent to the Company under the terms of the bridge financing. In the event the business combination does not close, Seaport Group SIBS, LLC has a purchase option of $10 to purchase membership interest in the Company based upon the principal and accrued and unpaid interest divided by $15,000,000. The Company concluded that the features in the Bridge Financing are embedded derivatives which are included in the Derivative Liability balance on the September 30, 2024 balance sheet in the amount of $241,790. As of September 30, 2024, the principal and accrued interest on the note were $1,073,127.

Seaport purchase order loan

On June 27, 2024, the Company executed a purchase order purchase agreement with Seaport Group SIBS, LLC. In the agreement, the Company agreed to sell and Seaport Group SIBS, LLC agreed to buy certain purchase orders that the Company is entitled to bill to its customer in the future. Two purchase orders amounted to $3,410,023 were approved by the customer in October 2023. For the nine months ended September 30, 2024, the Company has sold invoices in the amount of $364,780 collectively to Seaport Group in exchange for cash payments of $350,000.

As of September 30, 2024, Seaport Group SIBS, LLC has paid the Company in the amount of $1,777,400 in exchange for the right to receive the full balance of $1,955,140 on the invoice to be billed to the customer in the future. Because the invoices were not billed to the customer at the time of the agreements, the Company concluded that the total balance of $1,955,140 is considered a series of collateral purchase order loans from Seaport Group SIBS, LLC to the Company by using the underlying cash receipt of the future invoices as collaterals.

The following table presents the transactions on the purchase order loan and invoice factoring services between the Company and Seaport for three and nine months ended September 30, 2024.

	Three months ended September 30, 2024	Nine months ended September 30, 2024
Total invoices sold to Seaport	$-	$364,780
Total cash received from Seaport	-	350,000
Total factoring amount	-	14,780

Total PO loan from Seaport	1,627,400	1,777,400
Interest paid to Seaport	162,740	177,740
Total amount in exchange for PO loan	$1,790,140	$1,955,140

Seaport working capital loan

On September 27, the Company issued a promissory note to Seaport Group SIBS, LLC with an interest rate of 12.0% accruing from September 27, 2024 and a principal amount of $220,000. The principal amount of this note is subject to a $20,000 original issue discount. The outstanding principal amount and any accrued interest shall be due and payable on the earlier of: (i) The date on which the Company receives proceeds from customer purchases tied to new purchase orders or invoices (which is separate from the $3,410,023 purchase order loan); (ii) March 26, 2025. As of September 30, 2024, the principal and accrued interest on the note, net of unamortized original issue discount, were $200,738.

Catalytic note and warrant

On January 23, 2019, the Company issued a note to Catalytic Holdings I LLC (“Catalytic”) with an interest rate of 12.0% accruing from March 15, 2019, a principal amount of $1,080,000 and a maturity date of April 30, 2019. The principal amount of this note is subject to a 20% original issue discount. As a result, the Company received cash in the amount of $900,000. Principal and accrued interest on the note as of September 30, 2024 and December 31, 2023 were $2,362,191 and $2,221,321, respectively.

In January 2019, the Company also issued a warrant to Catalytic. As amended, the warrant entitles Catalytic to purchase 2.0% of the units of the Company on a fully diluted basis at an exercise price of $0.01 per unit. The warrant expires on the tenth anniversary of the warrant issue date.

On June 26, 2019, the Company entered into a consulting agreement with Alchemy Advisory LLC (“Alchemy”), a subsidiary of Catalytic. In exchange for the business and strategic advice service from Alchemy, the Company agreed to issue to Alchemy warrants which grant Alchemy the ten-year right to purchase membership interests representing voting common Unit of the Company with a per share exercise price of $0.01 per unit and representing 1.0% of the outstanding common membership interests and membership interest equivalents of the Company.

On May 18, 2023, Catalytic Holdings I LC was awarded a summary judgment against the Company in Company Kings County New York state court. On July 14, 2023, Catalytic notified the Company that it would be presenting the court a proposed order for settlement of its summary judgment, scheduled with the court on August 7, 2023. The proposed order was in the amount of $1,563,796 in satisfaction of Catalytic’s indebtedness with the Company. On September 7, 2023, the court granted Catalytic both the order and judgment amount of $1,563,796 plus accruing interest at a rate of 12% per annum from October 6, 2020. These amounts are incorporated with the amounts on the Company’s Balance Sheets plus accrued interest since the summary judgment.

Bay Point note and warrant

On August 22, 2018, the Company issued a promissory note to Bay Point Capital Partners, LP (“Bay Point”), with an interest rate of 15%, a default interest rate of 20%, a principal amount of $670,000 and a maturity date of December 1, 2023. Principal and accrued interest on the note as of September 30, 2024 and December 31, 2023 were $1,310,965 and $1,188,921, respectively. The Bay Point note is in default.

On August 22, 2018, John Redmond executed an unconditional guaranty of payment agreement with Bay Point. For and in consideration of $10.00, John Redmond unconditionally and irrevocably guarantees to Bay Point the complete payment of the principal in the amount of $420,000 and all other obligations of the Company to Bay Point under the terms of the note or any other documents evidencing, securing or otherwise relating to the note.

In July 2019, the Company issued Bay Point a warrant to purchase 3.5% of the Series B units of the Company on a fully diluted basis at an exercise price of $0.01 per unit. The warrant expires on the tenth anniversary of the issue date. The warrant may also be converted, in whole or in part, into a number of units (rounded down to the nearest whole number) equal to (i) the fair market value of the warrant or portion thereof being converted divided by (ii) (A) 70% of the most recent pre-money Company valuation that pertains to securities issued in exchange for raising capital, divided by (B) all issued and outstanding Company units or securities at the time the warrant is converted to units. Bay Point has a right to put the warrant to the Company at any time.

In November 2023, the Company amended its forbearance agreement date December 15, 2022 and agreed to pay $1,400,000 exit fees, $116,850 legal fees and $89,220 late fees on unpaid interests and principal. The exit fees, legal fees and late fees amounted to $1,606,070 as of September 30, 2024 and December 31, 2023 was recorded in accrued expenses and other current liabilities in Balance Sheets.

On April 24, 2024, the Company signed a term sheet agreement with Bay Point Capital Partners, LP, defining the terms of the conversion of Bay Point’s indebtedness with the Company into equity simultaneous with the consummation of the Business Combination.  Per the term sheet, Bay Point is to convert its total indebtedness, including any accrued interest and fees, into equity equal to 120% of its total indebtedness as of the date of the consummation of the Business Combination.  Successful conversion also releases the Company from any and all claims Bay Point may have.

Mars capital loans

On April 2, 2024, Polar Multi-Strategy Master Fund (the “Investor”), Mars Acquisition Corp., a Cayman Islands exempted company (the “SPAC”), Mars Capital Holdings Corporation, a British Virgin Islands business company (the “Sponsor”), and the Company entered into a subscription agreement. The Sponsor seek to raise funds from existing SPAC investors which will in turn be loaned by the Sponsor to the Company for working capital expenses (“Mar capital loan”). The investor has agreed to fund an amount up to $1,000,000 to the Sponsor as a capital contribution in return for subscription shares. The Company will pay all principal under the Mar capital loan to the Sponsor at the closing of the De-SPAC transaction (the “De-SPAC Closing”). The investor will be entitled to receive from the Sponsor an amount equal to the amount funded as a return of capital. In consideration of the capital calls funded by the Investor and received by the Sponsor (such funded amounts, being the Investor’s “Capital Investment”), SPAC (or the surviving entity following the De-SPAC Closing) will issue 1 share of the surviving entity’s common Unit for each dollar of the Capital Investment that has been funded as of or prior to the De-SPAC Closing at the close of the Business Combination.

The Mar capital loan shall not accrue interest and shall be repaid by the Company to the Sponsor upon the De-SPAC Closing. Upon such repayment from the Company to the Sponsor, an amount equal to the Capital Investment will be paid by the Sponsor (or by the SPAC (or surviving entity following De-SPAC closing) on behalf of the Sponsor) to the Investor as a return of capital within 5 business days of the De-SPAC Closing.

In the event that, following the Closing, (i) the Business Combination Agreement is terminated or (ii) the Business Combination does not close by November 16, 2024 (or such other date as the parties shall agree) (the “Termination”), the Company agrees that within ten (10) business days of the Termination, (a) it will issue, to the Sponsor, a promissory note with a principal amount equal to the Capital Contribution with terms, rights, and obligations that mirror the Seaport Bridge Note (“Sponsor Note”) and Sponsor shall promptly assign such Sponsor Note to Investor within five (5) business days of its receipt; and (b) it will provide Investor with any further approvals required for the issuance of the Sponsor Note and any subordination agreement necessary to ensure that Investor has all the same rights as Seaport.

On April 2, 2024, the Sponsor and the Company also executed a fund transfer agreement simultaneously, in which the Sponsor agreed to transfer funds received from the Investor to the Company upon receipt. In consideration for the drawdown requests and the transfer of funds from Sponsor to the Company, Sponsor shall receive consideration in the form of securities, either as Transaction Closing Shares or ScanTech Units as specified below:

(a) Upon closing of the de-SPAC transaction, Sponsor shall be entitled to 10,000 shares of Pubco Common Unit (“Transaction Closing Shares”). “Pubco Common Unit” means the shares of common Unit, par value of $0.0001 per share, of ScanTech AI Systems Inc.

(b) In the event that the de-SPAC transaction does not consummate, the Sponsor shall be entitled to 0.1% of the total outstanding units of ScanTech as of the date when the Business combination Agreement is terminated (“ScanTech Units”).

On May 29, 2024, the Investor, the Sponsor and the Company executed another subscription agreement to increase the total Capital Investment amount from $1,000,000 to $1,250,000.

The Company made the first draw request and the Sponsor transferred in the amount of $500,000 on April 3, 2024. The Company made the second draw request and the Sponsor transferred in the amount of $500,000 on April 5, 2024. The Company made the third draw request in the amount of $250,000 and the Sponsor transferred $175,000 on May 31, 2024. The remaining $75,000 in the third draw request was kept by the Sponsor to pay for the shared transaction expenses related to the business combination.

The Company concluded that the features in the Mars capital loans are embedded derivatives which are included in the derivative liability balance in the September 30, 2024 Balance Sheet in the amount of $264,745. As of September 30, 2024, the principal on the note were $1,175,000 and no interest was accrued.

Aegus bridge financing notes

On May 7, 2024, the Company signed a bridge financing note with Aegus Corp, with an initial principal amount of $230,000. The bridge financing note has a maximum principal draw amount of up to $500,000, a maturity date of November 15, 2024, and an annual interest rate of 12%,  In addition, at the consummation of the Business Combination, the note is to be repaid in full out of the proceeds of the transaction and Aegus Corp is to be issued 1 share for every $1 lent to the Company under the terms of the bridge financing. In the event the Business Combination does not occur, the Company grants Aegus Corp the right to acquire, at any time at the Aegus’s option and upon written notice to the Company, for a purchase price of ten dollars ($10.00), membership interests representing a percentage of the total outstanding equity interests in the Company (determined on a fully diluted basis at the time of such exercise) equal to the percentage determined by dividing (i) the outstanding Principal Amount due under this Note as of the date of such exercise by (ii) $20,010,000.

The Company concluded that the features in the bridge financing are embedded derivatives which are included in the derivative liability balance in the September 30, 2024 Balance Sheet in the amount of $49,148. As of September 30, 2024, the principal and accrued interest on the note were $241,433.

Seed financing notes

The Company obtained financing from individual lenders in a principal amount of approximately $7.5 million as of September 30, 2024 and $6.5 million as of December 31, 2023, and issued notes to lenders with stated interest rates between 7.8% and 12% and default interest rates between 15% and 18% between 2014 and 2024. Each noteholder has a continuing security interest in all of the Company’s property and assets. All such notes were in default as of September 30, 2024 and December 31, 2023, except for a note with a small noteholder that matures on September 30, 2024.

Contemporaneously with the issuance of the seed financing notes, the Company issued warrants to purchase Series B units at an exercise price of $0.01 per unit. The warrants typically expire ten years after issuance and are each exercisable for up to approximately 3.0% of the total issued and outstanding Series B units. See Note 16 — Members’ Deficit for further discussion of Series B warrants.

John Redmond also has an intercreditor agreement with the Seed Financing noteholders which provides for drag-along conversion and certain collateral agency rights under certain terms and conditions.

NOTE 12 — Commitments and Contingencies

From time to time, we may be subjected to claims or lawsuits which arise in the ordinary course of business, including the matters described below. Estimates for resolution of legal and other contingencies are accrued when losses are probable and reasonably estimable in accordance with ASC 450, Contingencies.

Tax Matters

From the first quarter of 2017 until October 31 , 2023, the Company failed to remit U.S. federal taxes from amounts withheld from employee wages, and also failed to remit the employer portion of such taxes. In addition, during the same period, the Company did not file quarterly federal tax returns on Form 941 to report income taxes and payroll taxes withheld from employee wages. As a result, the Company has an accrued payroll tax liability on its Balance Sheets that amounted to $6.15 million and $5.42 million as of September 30, 2024 and December 31, 2023, respectively.

The Company remitted payments to IRS for the employee income taxes withheld and the employee and employer portion of the payroll taxes. The payroll taxes and income taxes withheld were remitted to IRS in full for the payroll periods from November 1, 2023 to September 30, 2024, although four pay cycles during 2024 were late.

The employee income taxes withheld and the payroll taxes prior to November 1, 2023 were not remitted to IRS yet. The failure to deposit penalty and associated interest was calculated and recorded in Balance Sheets under the caption of accrued federal tax liability, penalties and interest.

The Company is subject to a state tax lien from the State of Georgia, Gwinnett County, for the tax years 2019 to 2022, for a total lien amount of $71,486. These liens are secured by business inventory and equipment. The Company intends to settle this amount in full.

The Company is subject to a city tax lien from the City of Buford, Georgia, for the tax years 2018 and 2019, and 2022, in the amounts of $975, $9,955 and $403, respectively.

Charging Order

On August 15, 2019, the Superior Court of Fulton County Georgia issued its Order Charging Judgment Debtors (the “Charging Order”). This Charging Order pertained to Judgment Debtors ScanTech Holdings and ScanTech Security and prohibited certain related entities, including the Company, from making distributions to ScanTech Holdings or ScanTech Security.

The Charging Order specifically mandated that all distributions that would otherwise be made to or on behalf of ScanTech Holdings or ScanTech Security shall be paid to Epstein, Becker & Green, PC (“EBG”) instead of being paid to ScanTech Holdings or ScanTech Security until the Judgments are paid in full with interest. EBG was legal counsel to ScanTech Holdings and ScanTech Security, two entities that are not related parties for disclosure purposes but have common ownership with ScanTech.

Subsequent to the issuance of the Charging Order, the Company made a series of payments to third parties on behalf of ScanTech Holdings and ScanTech Security. These payments, which totaled at least $54,000, included the payment of legal fees incurred by ScanTech Holdings and ScanTech Security to defend themselves in the ongoing legal action. The Company intends to address this matter in accordance with the legal process and is taking steps to rectify the situation by working with the Court to ensure full compliance with the Charging Order.

Payments Triggerable by Business Combination

In addition to the above, the Company has certain agreements that provide for payments upon completion of a business combination transaction such as that contemplated by the Business Combination Agreement (“BCA”).

On February 4, 2020, the Company engaged Aegus Corporation (“Aegus”) as a consultant. As amended August 31, 2021 and September 28, 2022, the agreement with Aegus provides for a fee of (i) $180,000 (which has not yet been paid) and (ii) a portion of future capital raised through the efforts, introductions and/or advisory work or Aegus, provided that a merger or sale of the Company takes place on or prior to September 28, 2024. Specifically, the Company must pay $5,000 for every $1.0 million of capital raised up to $5.5 million, but not to exceed a total of 2.5%, of the total proceeds or consideration received from the merger or sale of the Company. Aegus is also entitled to 5% of any non-M&A equity or debt financing received by the Company on or prior to September 28, 2024 from investors referred by Aegus.

Pursuant to the ScanTech Operating Agreement, if the Company receives, or the debt or equity holders of the Company receive as a distribution from the Company or as proceeds relating to the sale of their interests, $20 million in proceeds or other consideration, including Unit or other securities, in respect of their equity or debt interests in the Company, whether in connection with the liquidation, sale, recapitalization, merger, initial public offering or other transaction, the distribution of profits or other proceeds or otherwise, the Company shall pay to (“York Capital) (i) 20% of all such amounts in excess of $20.0 million but less than $100.0 million, and (ii) 10% of all such amounts equal to or in excess of $100.0 million but less than $200.0 million. The Company has no payment obligation to York with respect to (i) proceeds or other consideration used solely for working capital purposes, including, without limitation, proceeds received in connection with a debt or equity investment in the Company.

On January 8, 2020, the Company entered into a consulting agreement with MG Partners, LLC (the “Consultant”). The Consultant was engaged to provide certain referral and other strategic financing consulting services for a term of one year. Thereafter, the MG Partners, LLC consulting agreement automatically renewed for subsequent six month terms, until terminated by either party. As compensation for such services, the Consultant was entitled to receive a fee for any debt or equity financing procured by MG Partners, LLC. No such amount was payable to the Consultant as of September 30, 2024 and December 31, 2023. Between 2.5% - 5.0% of the proceeds of the Business Combination may be due to the Consultant in the event of sale of the Company during the term of the agreement, and for a period of two years thereafter.

During the fourth quarter 2023, Ellenoff Grossman and Schole LLP (“EGS”), the Company’s legal counsel, agreed to receive delay payments on the service fees for services provided to the Company. As of December 31, 2023, the outstanding payment due was $256,869 and deferral service fee of $553,554. As of September 30, 2024, the outstanding payment due was $26,716 and deferral service fee of $911,717. The deferral service fees are contingent upon the Company’s ability to successfully complete the business combination. In the event that the Company is unable to complete the business combination, EGS will not be paid for the deferred services provided.

Taylor Freres Settlement Agreements

On June 18, 2024, the Company entered into a settlement and mutual release agreement with Taylor Frères Americas LLP (“TFA”). In connection with the Company’s ongoing restructuring and reorganization activities, the parties wish to settle and resolve any and all claims arising from or related to the engagement letter and the TFA’s other dealings with NACS, ScanTech, John Redmond (the controlling member of NACS and the Chairman of ScanTech) and their affiliates. Pursuance to the agreement, the Company agreed to pay to TFA a good faith deposit in the amount of $50,000, which was paid in full by July 2024.

In addition, NACS agreed to transfer the ownership of its series B units to TFA which equals to 3% of all outstanding Series B Units of the Company. In connection with this agreement, 349,871 units of series B were transferred from NACS to TFA. As of September 30, 2024, TFA owned 8% of all outstanding Series B Units as a result of the transfer.

On October 24, 2024, the Company entered into a settlement agreement with Taylor Freres to replace the expired June 18, 2024 agreement. Pursuance to the agreement, the Company agreed to make its best effort to reimburse TFGS VII Gestion LLC $222,837 for legal costs related to the settlement agreements. In addition, the Taylor Freres parties agreed to convert all of its TF ScanTech equities and liabilities into 1,445,000 shares of the combined company’s common stock at the closing of the business combination.

NOTE 13 — Income Taxes

The Company is a limited liability company that is treated as a partnership for federal and state tax return purposes, in which the responsibility for determining and paying income tax is passed through to its members. The Company analyzes its tax filing positions for all open tax years in all of the U.S. federal, state and local tax jurisdictions where it is required to file income tax returns.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expenses and in evaluating tax positions, including evaluating uncertainties. The Company reviews its tax positions quarterly and adjusts its tax balances as new information becomes available.

NOTE 14 — Series A Units

Series A Units

As of September 30, 2024 and December 31, 2023, the Company had 9,965,000 Series A units authorized and outstanding with a stated value of $1 per unit. Series A Units entitle the holder to receive an eight percent (8%) per annum rate of return on the unrecovered capital contribution of such holder.

Mezzanine Classification

Series A units held by NACS are redeemable at any time if the Company has not carried out either a Qualified IPO or Change of Control (as defined in the ScanTech Operating Agreement). These Series A units are classified as “mezzanine” and are accounted for under the ASC accounting topics as Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.

S99-3A(2) of the SEC’s Accounting Series Release No. 268 (“ASR 268”) requires preferred securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder or (iii) upon the occurrence of an event that is not solely within the control of the issuer. Preferred securities that are mandatorily redeemable are required to be classified by the issuer as liabilities whereas under ASR 268, an issuer should classify a preferred security whose redemption is contingent on an event not entirely in control of the issuer as mezzanine equity. If the Company has not carried out either a qualified IPO or a change of control within five years after the date of the NACS Purchase Agreement, which was dated August 2013, NACS may require the Company to redeem any portion of its Series A Units at any time. Accordingly, as the contingent redemption is not solely in control of the Company, the Company determined that the Series A units should be treated as mezzanine equity.

Liquidation Preference

The Series A units rank, with respect to distribution rights and rights on liquidation, winding-up and dissolution, (i) senior and in priority of payment to the Company’s Series B and C units and (ii) junior in priority of payment to the Company’s creditors.

Voting

The Series A units confer no voting rights, except as otherwise required by applicable law.

Other Accounting Matters

FASB ASC 815 generally requires an analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. The Company performed an evaluation and determined the Series A and the host instrument is more akin to equity. The Company identified certain embedded redemption features which it evaluated for bifurcation and determined no bifurcation of these embedded or conversion features was required.

Dividends on redeemable Series A units are included in Accumulated Deficit and accrued in Series A units subject to possible redemption.

As of September 30, 2024 and December 31, 2023, the Company had Series A units subject to possible redemption of $28,323,419 and $26,686,397, respectively. This includes the original investment in the amount of $10,000,000.

NOTE 15 — Members’ Deficit

Series A Units

The Company has 245,300 units of Series A units authorized and outstanding as of September 30, 2024 and December 31, 2023. Series A units entitle the holder to receive an eight percent (8%) per annum rate of return on the unrecovered capital contribution of such holder, and such holder shall receive priority in distributions with respect to such preferred return.

Holders of the Series A units are not entitled to vote on, or consent to, any matter reserved for vote, or presented for vote, of the members. Series A units are not entitled to receive any distributions other than the preferred return and a return of the capital contributions. Accrued dividends on Series A units are included in Accumulated Deficit and accrued in Dividend Payable.

As of September 30, 2024 and December 31, 2023, the Company had accrued dividends payable to Series A unit holders of $414,467 and $376,399, respectively.

Series B Units

The Company has authorized 321,593,463 Series B units. The Series B units entitle the holder to receive a proportionate share of all distributions after payment of the preferred return and the return of capital on the Series A units.

As of September 30, 2024 and December 31, 2023, the Company had 9,906,827 Series B units outstanding.

Series C Units

The Series C units are “profits interests” granted to directors, employees and consultants from time to time under the 2012 Plan. Holders of the Series C units do not have voting rights. A number of Series C units equal to fifteen percent (15%) of the total outstanding Series B units and Series C units are reserved for grants under the plan. The allocation and vesting terms of grants of Series C units are determined by the Board of Directors.

As of September 30, 2024 and December 31, 2023, there were 1,748,264 of Series C membership interests authorized, and 1,584,327 units of Series C membership interests issued and outstanding.

Warrants and Options

The Company has issued warrants in connection with notes issued between 2014 and 2021. Each warrant entitles the holder to one Series B unit at an exercise price of $0.01 per unit.

Pursuant to a note issued to Seaport in October 2019, as subsequently amended, Seaport has a $10.00 option to purchase a percentage of membership interests of the Company (determined on a fully diluted basis at the time of such exercise) equal to (i) the outstanding principal amount under such note, plus accrued and unpaid interest by (ii) $22,500,000. On June 13, 2023, the Company amended and restated its note with Seaport (the “2023 Seaport Note”). The 2023 Seaport Note provides for a maximum loan amount of $13,000,000, a 12% annual interest rate a maturity date of March 31, 2024, and is senior secured indebtedness. In addition to principal and interest payable under the note, the note grants Seaport an option to purchase a percentage of membership interests of the Company (determined on a fully diluted basis at the time of such exercise) equal to (i) the outstanding principal amount under such note, plus accrued and unpaid interest by (ii) $20,010,000. The option has no expiration date and will be in full force and effect until it is exercised or the principal and accrued interest of the Seaport Note are paid in full.

As of September 30, 2024 and December 31, 2023, the Company had 11,491,154 B and C units outstanding. See Note 12 — Debt and Warrant Liabilities, for further discussion of warrants.

NOTE 16 — Subsequent Events

On October 10, 2024, the Company’s customer, VisionTec, issued a change order to modify the original purchase order.

The Company issued working capital promissory notes to Seaport Group SIBS, LLC on October 15, October 22, and October 30, 2024, with an interest rate of 12.0% accruing from the effective date and a principal amount of $187,000, $67,650 and $302,500, respectively. The principal amount of this note is subject to a $17,000, $6,150 and $27,500 original issue discount, respectively. The outstanding principal amount and any accrued interest shall be due and payable on the earlier of: (i) The date on which the Company receives proceeds from customer purchases tied to new purchase orders or invoices (which is separate from the $3,410,023 purchase order loan); (ii) 6 months after the effective date.

On November 14, 2024, ScanTech, Pubco and Seaport entered into a a drawable, Senior Unsecured Promissory Note agreement in an amount of up to $1,000,000 with an annual interest rate of 9% compounding daily. The note is due 90 days from its issuance with a default interest rate of 18%. The note contained a $10.00 option for Seaport to acquire shares in Pubco equal to the dollar amount drawn under the agreement (in this case, 1,000,000 shares).

On December 4, 2024, ScanTech along with Mars (the Clients) entered into a Capital Markets Advisory Agreement with BENJAMIN SECURITIES, INC. (“Benjamin”). Under the agreement, Benjamin will provide Capital Markets Advisory services on an as needed basis as determined by the mutual agreement of both Parties, in exchange for a payment of $250,000 paid at the Closing. In addition to the service fee, the Clients shall also pay to Benjamin a premium payment of $150,000.00, which following receipt Benjamin may in its sole discretion apply to benefit the holders of the Purchased Shares. The Premium Payment due at execution of the agreement is $25,000.00 and $125,000 at the closing of the deSPAC merger.

On December 31, 2024, ScanTech approved the Seventh Amended and Restated Operating Agreement. The primary amendments to the operating agreement included facilitating the membership unit issuances to the creditor conversions as well as the issuance of the P Units to Polar.

On January 2, 2025, the ScanTech successfully consummated its merger with Mars Acquisition Corp.

On January 2, 2025, ScanTech, Mars and Pubco entered into a Supplemental Agreement with Bay Point wherein Bay Point extended the termination date of its conversion agreement to January 2, 2025 in exchange for an issuance of 100,000 shares issued to Bay Point.

On January 2, 2025, ScanTech, Mars and Pubco entered into a Supplemental Agreement with Catalytic wherein Catalytic extended the termination date of its conversion agreement to January 2, 2025 in exchange for 100,000 shares issued to Catalytic.

ScanTech, Mars and Pubco continue to negotiate waivers with several creditors that have expressed an interest in such waiver.   The negotiated settlements are expected to largely mirror those completed as of this filing.  There is no guarantee any further extension agreements will be reached.

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash	$333,084	$92,975
Prepaid expenses	244,030	32,356
R&D tax credit receivable	276,705	398,718
Inventory	249,844	—
Other current assets	163,512	163,215
Total current asset	1,267,175	687,264
Property and equipment, net	82,038	113,439
Total assets	$1,349,213	$800,703
LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$3,173,677	$2,141,689
Accrued expenses and other current liabilities	9,421,258	7,847,647
Accrued compensation	1,610,052	2,000,783
Accrued federal tax liability, penalties and interest	5,415,149	4,628,681
Interest payable	12,749,929	11,672,255
Interest payable to related parties	32,599,048	26,307,393
Dividend payable	376,399	329,077
Deferred revenue	1,023,007	—
Derivative liabilities	922,834	1,572,078
Warrant liabilities	22,024,165	5,652,553
Related parties payable	885,041	750,872
Short-term debt, net	21,301,085	12,763,418
Short-term debt from related parties, net	22,346,055	15,514,068
Short-term finance lease liabilities	—	6,356
Total current liabilities	133,847,699	91,186,870
Long-term debt, net	—	34,470
Long-term debt from related parties, net	—	6,586,987
Total liabilities	$133,847,699	$97,808,327
Commitments and contingencies (Note 14)
Series A units subject to possible redemption, 9,965,000 units at a redemption value of $2.68 per unit and $2.47 per unit as of December 31, 2023 and 2022, respectively	26,686,397	$24,651,442
Members’ deficit
Series A units, 245,300 units authorized, 245,300 units issued and outstanding as of December 31, 2023 and 2022, respectively	—	—
Series B units, 191,054,871 units authorized, 9,906,827 and 9,590,106 units issued and outstanding as of December 31, 2023 and 2022, respectively	—	—
Series C units, 1,748,264 units authorized, 1,584,327 and 1,336,067 units issued and outstanding as of December 31, 2023 and 2022, respectively	—	—
Additional paid-in capital	—	—
Accumulated deficit	(159,184,883)	(121,659,065)
Total members’ deficit	(159,184,883)	(121,659,065)
Total liabilities and members’ deficit	$1,349,213	$800,703

The accompanying notes are an integral part of these financial statements.

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2023	2022
Operating expenses:
General and administrative expenses	$6,283,770	$1,503,506
Research and development expenses	3,238,925	2,894,864
Depreciation and amortization	36,634	52,545
Total operating expenses	9,559,329	4,450,915
Loss from operations	(9,559,329)	(4,450,915)
Other income (expense):
Interest expense	(10,251,094)	(8,682,782)
Change in fair value of derivative liabilities	649,244	(281,845)
Change in fair value of warrant liabilities	(16,371,612)	(1,873,658)
Gains from extinguishment of debt	—	9,712
Total other income (expense):	(25,973,462)	(10,828,573)
Net loss	$(35,532,791)	$(15,279,488)
Net loss per unit:
Basic and diluted	$(0.20)	$(0.26)
Weighted average number of units:
Basic and diluted	188,579,085	67,134,921

The accompanying notes are an integral part of these financial statements.

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

STATEMENTS OF MEMBERS’ DEFICIT

	Series A Preferred Nonvoting Units
	Non redeemable		Series B Units		Series C Profit Interest Nonvoting		Additional Paid-In	Accumulated	Members’
	Units	Amount	Units	Amount	Units	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2021	245,300	$—	9,472,482	$—	1,336,067	$—	$—	$(104,463,427)	$(104,463,427)
Adjustment to shareholder receivables	—	—	—	—	—	—	(5,715)	—	(5,715)
Stock-based compensation	—	—	117,624	—	—	—	17,395	—	17,395
Preferred A Unit dividend	—	—	—	—	—	—	(11,680)	(1,916,150)	(1,927,830)
Net loss	—	—	—	—	—	—	—	(15,279,488)	(15,279,488)
Balance as of December 31, 2022	245,300	$—	9,590,106	$—	1,336,067	$—	$—	$(121,659,065)	$(121,659,065)
Adjustment to shareholder receivables	—	—	—	—	—	—	(10,116)	—	(10,116)
Stock-based compensation	—	—	316,722	—	248,260	—	99,365	—	99,365
Preferred A Unit dividend	—	—	—	—	—	—	(89,250)	(1,993,027)	(2,082,277)
Net loss	—	—	—	—	—	—	—	(35,532,791)	(35,532,791)
Balance as of December 31, 2023	245,300	$—	9,906,827	$—	1,584,327	$—	$—	$(159,184,883)	$(159,184,883)

The accompanying notes are an integral part of these financial statements.

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2023	2022
OPERATING ACTIVITIES
Net loss	$(35,532,791)	$(15,279,488)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	36,634	52,545
Stock-based compensation expense	99,365	17,395
Gain from extinguishment of debt	—	(9,712)
Interest expense	149,184	150,775
Change in fair value of derivative liabilities	(649,244)	281,845
Change in fair value of warrant liabilities	16,371,612	1,873,658
Change in operating assets and liabilities:
R&D tax credit receivable	122,013	119,735
Prepaid and other current assets	(211,971)	(1,413)
Inventory	(249,844)	—
Accounts payable	1,031,988	42,654
Accrued liabilities	1,815,775	(29,371)
Accrued compensation	(390,730)	(462,604)
Accrued federal tax liability, penalties and interest	786,468	952,190
Interest payable	3,595,142	3,207,417
Interest payable to related parties	6,435,287	5,323,309
Deferred revenue	1,023,007	—
Payable to related parties	134,169	82,051
Net cash (used in) operating activities	(5,433,935)	(3,679,014)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(5,233)	(53,932)
Net cash (used in) investing activities	(5,233)	(53,932)
FINANCING ACTIVITIES
Proceeds from loans	6,216,732	3,855,000
Principal payments on finance lease liabilities	(6,651)	(12,519)
Repayment of loans	(520,688)	(26,855)
Adjustment to shareholder receivables	(10,116)	(5,715)
Net cash provided by financing activities	5,679,277	3,809,911
Net increase in cash during period	240,109	76,965
Cash, beginning of period	92,975	16,010
Cash, end of period	$333,084	$92,975
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Conversion of interest payable to debt	$2,661,100	$(88,000)

The accompanying notes are an integral part of these financial statements.

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — Description of Organization and Business Operations

Organization and Nature of Operations

ScanTech Identification Beam Systems, LLC (the “Company”), formed in 2011, is developing and deploying security screening systems that protect travelers and other members of the public from criminals, terrorists and other bad actors. It has developed a proprietary Computed Tomography scanning system that uses fixed-gantry technology to detect explosives, weapons, narcotics and other contraband.

Since inception, the Company’s operations have been focused primarily on research and development, product testing, sales and marketing, as well as raising capital to support its domestic and international certification efforts.

On September 8, 2023, the Company signed a definitive Business Combination Agreement with Mars Acquisition Corp. (“Mars”) (Nasdaq: MARX). The combined company is expected to have an estimated post- transaction enterprise value of $110 million, consisting of an estimated equity value of $197.5 million and $48 million in net cash, assuming no redemptions by Mars’ public shareholders. On January 24, 2024, Mars experienced a partial redemption of $51 million. Net cash will come from Mars’ approximately $22 million of cash in trust (assuming no additional shareholder redemptions) and any third-party capital the Company is able to raise through the SPAC transaction.

Going Concern Consideration

As of December 31, 2023, the Company had $333,084 in cash, a significant working capital deficit of $132,580,524 and accumulated deficit of $159,184,883. For the year ended December 31, 2023, the cash flow used in operating activities was $5,433,935. The Company has no revenue as of the balance sheet date. The Company’s business plan is dependent on several factors, including securing customer agreements, achieving the Transportation Safety Administration’s APSS 6.2 certification, of which are uncertain to occur, and raising capital to fund operations. On September 8, 2023, the Company signed a business combination agreement (“Merger Agreement”) with Mars, a special purpose acquisition company. The Company’s strategic plan includes its business combination with Mars to assist the Company in its efforts to raise capital and grow its business.

The Company expects to continue to incur significant expenditures in pursuit of its growth, merger and capital raising plans and there are no assurances that any of those plans will be successful.

As discussed in Note 12, most of our indebtedness is in default or matures in less than twelve months and is presented as short-term debt in the Balance Sheets. Our operating losses raise substantial doubt about our ability to continue as a going concern for one year from the date the financial statements are issued or available to be issued. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the years ended December 31, 2023 and 2022 with respect to this uncertainty.

We currently have almost no cash resources and significantly greater current liabilities than current assets. For 30 months, the majority of our funding has been advances from Seaport Group LLC Profit Sharing Plan (“Seaport”). Should Seaport cease to make such advances prior to us obtaining other sources of financing sufficient to pay its expenses and current liabilities, we would be unable to continue in business.

Historically, we have financed operations primarily through cash generated from debt offerings and equity raises. Our primary short-term requirements for liquidity and capital are to fund general working capital and capital expenditures. Our principal long-term working capital uses primarily include research and development expenses and operational payroll.

As of December 31, 2023 and 2022, our cash balance was $333,084 and $92,975, respectively. Our liquidity needs will be dependent both on the performance of our business and on the amount of proceeds we realize through the Business Combination. If we do not realize sufficient proceeds from the Business Combination to carry out our business plan or if our business does not perform as we expect, we may be required to pursue additional financing or take other measures to improve our liquidity. See “Risk Factors — ScanTech may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.”

As a result of the foregoing, Management has determined that there is substantial doubt about the Company’s ability to continue as a going concern for one year from the date the financial statements are issued.

NOTE 2 —  Restatement and Other Corrections of Previously Issued Financial Statements

The Company’s management completed an analysis in June 2024 and concluded $7,625,000 of the accrued expenses relating to the fiscal year ended December 31, 2019, were improperly excluded during the year ended December 31, 2019. Through this analysis, the Company concluded that a liability to a vendor was probable and reasonably estimable, and therefore it should have been accrued as at year ended December 31, 2019. Management prepared a quantitative and qualitative analysis of this error, in accordance with the U.S. SEC Staff’s Accounting Bulletin Nos. 99, Materiality, and 108, Quantifying Misstatements, and concluded the impact of the error is material to the Company’s previously reported interim financial statements as of the periods ended June 30, 2023 and September 30, 2023 and the annual financial statements as of and for the years ended December 31, 2023, 2022 and 2021. As a result, the accompanying financial statements as of and for the years ended December 31, 2023 and 2022 and related notes thereto, have been restated or revised, as applicable, to correct the error.

A description of the errors and their impacts on the previously issued financial statements are included below. The correction of the error had no impact on the statements of operations or statements of cash flows previously presented. The statements of members’ equity for the periods previously reported where impacted by the change in accumulated deficit and total members’ deficit as shown in the tables below.

	Year Ended December 31, 2023
	As Previously Reported	Adjustment	As Restated
Total assets	$1,349,213	$—	$1,349,213
Accrued expenses and other current liabilities	1,796,258	7,625,000	9,421,258
Total current liabilities	126,222,699	7,625,000	133,847,699
Total liabilities	126,222,699	7,625,000	133,847,699
Accumulated deficit	(151,559,883)	(7,625,000)	(159,184,883)
Total members’ deficit	(151,559,883)	(7,625,000)	(159,184,883)

	Year Ended December 31, 2022
	As Previously Reported	Adjustment	As Restated
Total assets	$800,703	$—	$800,703
Accrued expenses and other current liabilities	222,647	7,625,000	7,847,647
Total current liabilities	83,561,870	7,625,000	91,186,870
Total liabilities	90,183,327	7,625,000	97,808,327
Accumulated deficit	(114,034,065)	(7,625,000)	(121,659,065)
Total members’ deficit	(114,034,065)	(7,625,000)	(121,659,065)

	Year Ended December 31, 2021
	As Previously Reported	Adjustment	As Restated
Total assets	$840,673	$—	$840,673
Accrued expenses and other current liabilities	252,018	7,625,000	7,877,018
Total current liabilities	71,823,322	7,625,000	79,448,322
Total liabilities	74,911,664	7,625,000	82,536,664
Accumulated deficit	(96,838,428)	(7,625,000)	(104,463,428)
Total members’ deficit	(96,838,428)	(7,625,000)	(104,463,428)

	Nine Months Ended September 30, 2023 (unaudited)
	As Previously Reported	Adjustment	As Restated
Total assets	$734,469	$—	$734,469
Accrued expenses and other current liabilities	197,030	7,625,000	7,822,030
Total current liabilities	119,234,564	7,625,000	126,859,564
Total liabilities	119,234,564	7,625,000	126,859,564
Accumulated deficit	(144,658,261)	(7,625,000)	(152,283,261)
Total members’ deficit	(144,658,261)	(7,625,000)	(152,283,261)

	Six Months Ended June 30, 2023 (unaudited)
	As Previously Reported	Adjustment	As Restated
Total assets	$824,638	$—	$824,638
Accrued expenses and other current liabilities	204,479	7,625,000	7,829,479
Total current liabilities	111,435,401	7,625,000	119,060,401
Total liabilities	111,452,518	7,625,000	119,077,518
Accumulated deficit	(136,268,316)	(7,625,000)	(143,893,316)
Total members’ deficit	(136,268,316)	(7,625,000)	(143,893,316)

NOTE 3 — Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Recently adopted accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which introduced an expected credit loss model for the impairment of financial assets measured at amortized cost. The model replaces the probable, incurred loss model for those assets and broadens the information an entity must consider in developing its expected credit loss estimate for assets measured at amortized cost. On January 1, 2023, we adopted ASU No. 2016-13 with no material impact to our financial condition, results of operations or cash flows.

Changes in Accounting Policies

The Company has consistently applied the accounting policies described in this Note 3 to all periods presented in these financial statements.

Risks and Uncertainties

The Company is currently in the development stage and has not yet commenced principal operations or generated revenue. The development of the Company’s projects is subject to a number of risks and uncertainties including, but not limited to, the receipt of the necessary permits and regulatory approvals, the availability and ability to obtain the necessary financing for the manufacturing and development of projects.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The Company bases its estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Cash and cash equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash deposits with major financial institutions over the FDIC limit. There were no cash equivalents as of December 31, 2022. The Company’s exposure as of December 31, 2023 was $43,949.

Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Assets and liabilities measured at fair value are classified based on the lowest level of input that is significant to the fair value measurement. The Company reviews the fair value hierarchy classification on an as needed basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy. The Company recognizes transfers into and out of levels within the fair value hierarchy in the appropriate period in which the actual event or change in circumstances that caused the transfer to occur.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, prepaid expenses and other current assets, R&D tax credit receivable, accounts and other payables, accrued expenses, related parties payable, short-term bank borrowings, and current finance lease liabilities, approximate their recorded values due to their short-term maturities.

Prepaid expenses and other current assets

Prepaid expenses consist primarily of prepaid insurance premiums and retainers for services. Other current assets consist primarily of employee cash advances and security deposits.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance, repairs, and minor replacements are charged to expense as incurred. Depreciation on property and equipment is recorded using the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the accompanying statements of operations in the period realized.

We evaluate our long-lived assets each quarter for indicators of potential impairment. Indicators of impairment include current period losses combined with a history of losses, or when changes in other circumstances indicate the carrying amount of an asset may not be recoverable. The evaluation for long-lived assets is performed at the lowest level of identifiable cash flows, which is the enterprise level (“the Company”). The assets of the Company with indicators of impairment are evaluated for recoverability by comparing its undiscounted future cash flows with its carrying value. If the carrying value is greater than the undiscounted future cash flows, we then measure the asset’s fair value to determine whether an impairment loss should be recognized. If the resulting fair value is less than the carrying value, an impairment loss is recognized for the difference between the carrying value and the estimated fair value. Impairment losses on property and equipment are recorded as a component of SG&A. There are no impairment charges for the years ended December 31, 2023, and December 31, 2022.

Inventories

Inventory is valued at the lower of cost or net realizable value. Costs include materials and direct labor on a first-in-first-out basis. We review inventory quantities on hand and record provisions for estimated excess, slow moving, and obsolete inventory. The evaluation of the carrying value of our inventories takes into consideration such factors as historical and anticipated future sales compared to quantities on hand and the prices we expect to obtain for products. We adjust excess and obsolete inventories to net realizable value, and write-downs of excess and obsolete inventories are recorded as a component of cost of revenues. See Note 9 — Inventories for further details.

Leases

The Company accounts for leases under Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The core principle of this standard is that a lessee should recognize the assets and liabilities that arise from leases, by recognizing in the Balance Sheets a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term.

The Company recognizes right-of-use (ROU) assets and lease liabilities for leases with terms greater than 12 months. Leases are classified as either finance or operating leases. This classification dictates whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. As of December 31, 2023, the Company has only an operating lease. As of December 31, 2022, the Company has both finance and operating leases.

The Company’s right-of-use asset relates to two forklifts, which include an option to purchase at the end of the leases. Both leases had bargain purchase options that were exercised. The Company’s lease agreement does not contain residual value guarantees or material restrictions or covenants.

The Company’s leases are capitalized at the present value of the minimum lease payments not yet paid. The Company uses either the rate implicit in the lease, if readily determinable, or the Company’s incremental borrowing rate for a period comparable to the lease term in order to calculate net present value of the lease liability.

Short-term leases (leases with an initial term of 12 months or less or leases that are cancelable by the lessee and lessor without significant penalties) are not capitalized but are expensed on a straight-line basis over the lease term. The Company has one short term operating lease for the Company’s combined office and warehouse facility located in Buford, Georgia as of December 31, 2023.

Revenue Recognition

The Company’s revenues are derived primarily from the sale of hardware. The Company recognizes its revenues net of any value-added or sales tax.

The Company sells a high proportion of its baggage scanning systems to a limited number of distributor customers. Baggage scanning systems including fixed gantry detector and image-processing units and conveyance systems are sold as a combined baggage scanning system. Training services designed to enable distributor customers to service baggage scanning systems they sell to end users of such systems. Distributor agreements also include a restocking fee which is applicable until control of goods transfers (at shipping point).

The Company determines revenue recognition through the following steps:

• Identification of the contract, or contracts, with a customer

• Identification of the performance obligations in the contract

• Determination of the transaction price

• Allocation of the transaction price to the performance obligations in the contract

• Recognition of revenue when, or as, a performance obligation is satisfied.

Contracts and Performance Obligations

The Company accounts for a contract with a customer when there is an approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of the consideration is probable. The Company’s performance obligations consist mainly of transferring control of products identified in the contracts or purchase orders. For each contract, the Company considers the obligation to transfer products and services to the customer, which are distinct, to be performance obligations.

Transaction Price and Allocation to Performance Obligation. Transaction prices of products or services are typically based on contracted rates.

If a contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price based on the estimated relative standalone selling prices of the promised products or services underlying each performance obligation. The Company determines standalone selling prices based on the price at which the performance obligation could be sold separately.

Recognition of Revenue

Revenue is recognized when, or as, obligations under the terms of a contract are satisfied, which occurs when control of the promised products or services is transferred to customers. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or services to a customer.

Product revenue is generally recognized when the customer obtains control of the Company’s product, which occurs at a point in time, upon shipment based on criteria evaluated below:

• The customer does not simultaneously receive and consumes the benefits provided by the entity’s performance as the entity performs.

• The Company’s performance does not create or enhance an asset that the customer controls as the asset is created or enhanced.

• The Company’s performance creates an asset with an alternative use to the entity.

Principal vs. Agent

When our products and services are sold to distributors, we assess whether or not we are acting as a principal or an agent in the arrangement. The assessment is based on whether we control the specified products and services at any time before they are transferred to the customer. We have determined that in our transactions with distributors, we act as a principal based on criteria evaluated below:

·,.	The entity is primarily responsible for fulfilling the promise to provide the specified good or service.

•	The entity has inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer.
•

The entity has discretion in establishing the price for the specified good or service. Establishing the price that the customer pays for the specified good or service may indicate that the entity has the ability to direct the use of that good or service and obtain substantially all of the remaining benefits.

We act as principal in all transactions and thus record the gross amount when earned.

Restocking fees

Restocking fees for goods expected to be returned are included in the estimate of the transaction price at contract inception and recorded as revenue when control of the good transfers. Restocking costs are recorded as a reduction of the amount of the return asset when control of the good is transferred to the customer. There were no goods expected to be returned at contract inception.

Disaggregation of Revenue

Revenue is disaggregated from contracts between geography and by reportable operating segment, which the Company believes best depicts how the nature, amount, timing, and uncertainty of revenues and cash flows are affected by economic factors.

Contract Balances

Contract liabilities are included within the deferred revenues in the Balance Sheets. The Company does not have any material contract assets.

Contract liabilities	In US$
Balance as of December 31, 2022	—
Additions during the year	1,023,007
Balance as of December 31, 2023	1,023,007

Deferred revenue represents the Company’s obligation to transfer goods or services to its customers for which it has already received consideration (or the amount is due) from the customer. The Company’s deferred revenue balance primarily relates to contract advances.

The Company has not recognized any revenue from contracts with customers during the years ended December 31, 2023 and 2022.

Research and Development

Research and development costs for prototype scanning machines were expensed as incurred because they have no alternative future use beyond their current testing programs and therefore no economic benefit in the future. Labor costs, including salaries, employee benefits, payroll taxes, third-party contractor expenses, were expensed as incurred.

Unit-Based Compensation

The Company’s 2012 Equity Incentive Plan (the “2012 Plan”) and 2018 Equity Incentive Plan provide for noncash equity-based compensation through the grant of Series C units. In addition, the Company has issued Series B units as compensation to advisors and vendors. Unit-based compensation is based on the fair value of the member units on the grant date, as determined using an option pricing method (“OPM”). The OPM considers the various terms that would affect the distributions to each class of equity based upon the estimated total equity value of the Company on the grant date, the estimated timing of a future liquidity event including probabilities of different events occurring, the level of seniority among the different classes of securities, dividend policy, and the contractual conversion ratios. In addition, the method implicitly considers the effect of the liquidation preferences as of the estimated future liquidation event and date. Under the OPM, each class of equity is modeled as a call option with a distinct claim on the total equity value of the Company. The characteristics of each class of security, including but not limited to any liquidation preference of the preferred units, determine the class of security’s’ claim on the equity value.

Net loss per unit

The Company computes basic net loss per unit by dividing net loss attributable to members by the weighted average number of units outstanding. Diluted loss per unit is computed by giving effect to all potentially dilutive issuances of units using the treasury stock method for warrants and the if-converted method for convertible notes. When the Company incurs a net loss, the effect of the Company’s outstanding warrants and convertible notes are not included in the calculation of diluted loss per unit as the effect would be anti-dilutive. Accordingly, basic and diluted net loss per unit is identical.

NOTE 4 — Net Loss Per Unit

The Company has issued Series A, Series B and Series C units, as discussed in Note 16 — Members’ Deficit. Series A units are entitled to a preferred rate of return and Series C units are equivalent to profits interests. Only Series B units have voting rights. All Series B and Series C units are used in the computation of net loss per unit.

The Company has issued a number of warrants, exercisable at $0.01 per unit at any time from the warrant agreement execution dates to the exercise period end dates. Depending on the warrant agreement, the exercise period varies from seventh to tenth anniversary of the warrant agreement execution date. There were 181,148,044 and 62,828,562 warrants outstanding as of December 31, 2023, and 2022, respectively. Given the nominal exercise price, penny warrants are considered to be outstanding in the context of basic earnings per share, and thus the units are included in the computation of basic and diluted earnings per unit as of December 31, 2023, and 2022, respectively. However, the puttable warrants associated with the Bay Point note in the amounts of 3,839,359 and 6,562,642 are anti-dilutive for the year ended December 31, 2023, and 2022, respectively. Therefore, the Bay Point warrants are excluded from the calculation of diluted net loss per unit for the years ended December 31, 2023, and 2022, respectively.

The following table sets forth the computation of the Company’s basic and diluted loss per unit:

	Year Ended December 31,
	2023	2022
Numerator:
Net (loss)	$(35,532,791)	$(15,279,488)
Dividend	(2,082,277)	(1,927,830)
Earnings available for common units	$(37,615,068)	$(17,207,318)
Denominator:
Weighted average common units outstanding (basic)	188,579,085	67,134,921
Dilutive effect of potential membership units	—	—
Weighted average common units outstanding (diluted)	188,579,085	67,134,921
Basic earnings per unit	$(0.20)	$(0.26)
Diluted earnings per unit	$(0.20)	$(0.26)

Series A units, some of which are redeemable and some of which are nonredeemable, are excluded in the net loss per unit calculation above as they are not participating units. Series C units are non-voting units. These units are included in the basic and diluted weighted Series B units and Series C units outstanding calculation above. Warrants are also included in the above calculation of basic and diluted weighted average Series B units and Series C units outstanding because they are fully exercisable at any time by the holders.

NOTE 5 — Property and Equipment, Net

Property and equipment, net as of December 31, 2023 and 2022 consists of the following:

	Estimated useful life	December 31, 2023	December 31, 2022
Finance lease ROU asset	4 – 5 years	$33,662	$33,662
Computers and equipment	3 – 5 years	162,386	175,011
Less: Accumulated depreciation and amortization		(114,010)	(95,234)
Property and equipment, net		$82,038	$113,439

Depreciation and amortization were $36,634 and $52,545 for the years ended December 31, 2023, and 2022, respectively. Two assets in the amount of $17,858 were disposed of in the year ended December 31, 2023. Three assets in the amount of $132,281 were disposed of in the year ended December 31, 2022. During the years ended December 31, 2023, and 2022, the Company focused primarily on research and development which were expensed as incurred as the costs had no alternative future use.

NOTE 6 — Research and Development (R&D) Tax Credit Receivable

The Company accounts for Georgia R&D tax credits as current assets on its Balance Sheets. Georgia R&D tax credits are calculated at the time of annual state income tax filing and considers R&D tax credits to be assets once the Georgia Department of Revenue approves the R&D tax credit calculation. The Company is permitted to elect to apply credits to future state employee payroll withholding or income taxes. When the Company elects to apply R&D tax credits to employee payroll withholding, application of R&D tax credits reduces the liability for employee payroll withholding for the quarter in which such tax credits are applied.

The following table summarizes the activity related to the Company’s R&D tax credits:

Balance as of January 1, 2022	$518,453
Additions for current year tax credits earned	—
Tax credits applied	(119,735)
Balance as of December 31, 2022	$398,718
Additions for current year tax credits earned	—
Tax credits applied	(122,013)
Balance as of December 31, 2023	$276,705

NOTE 7 — Related Party Transactions

ScanTech/IBS IP Holding Company, LLC

The Company licenses certain key intellectual property from ScanTech/IBS IP Holding Company, LLC (“ScanTech IP Holdco”). The license agreement between ScanTech IP Holdco and the Company provides for a perpetual, royalty free license and survivability in the event of a Chapter 11 bankruptcy of ScanTech IP Holdco. ScanTech IP Holdco has no employees and is a manager-managed LLC. John Redmond and Dolan Falconer are the controlling managers of ScanTech IP Holdco. As of December 31, 2023, and 2022, there were no liabilities or payables owed to ScanTech IP Holdco from the Company and there were no receivables due to the Company from ScanTech IP Holdco.

John Redmond

Azure, LLC (“Azure”) and NACS, LLC (“NACS”) have certain outstanding notes with the Company, all of which are secured by the assets of the Company. Azure and NACS are controlled by Mr. Redmond, the Chairman of the Board of Directors. As of December 31, 2023, and 2022, the Company’s outstanding loan balances with these entities, including accrued interest, were approximately $54.3 million and $47.9 million, respectively.

On October 11, 2013, the Company issued NACS a note with an interest rate of 8% and a default interest rate of 12% (the “2013 Note”). The 2013 Note was amended on June 1, 2016, to provide NACS with the right to convert principal and accrued interest on the note into Series A and Series B units of the Company at a conversion price of $1.00 and $0.47, respectively. As amended, the 2013 Note had a maturity date of December 31, 2018.

The conversion feature did not meet the definition of a derivative and did not contain a significant premium. Therefore, the Company did not account for the conversion feature separately. John Redmond also has an intercreditor agreement with the Seed financing noteholders which provides for drag-along conversion and certain collateral agency rights under certain terms and conditions. The drag-along conversion rights were deemed to be a contingent conversion feature, which would not require recognition until the contingency is met. The drag-along conversion rights also did not meet the definition of a derivative.

The following table lists the accrued interest and principal balances of the notes issued to related parties associated with John Redmond, the Company’s Chairman.

	As of December 31, 2023			As of December 31, 2022
Entity	Interest Payable	Principal Payable	Total	Interest Payable	Principal Payable	Total
Azure, LLC	$1,904,740	$6,831,987	$8,736,727	$860,133	$6,586,987	$7,447,120
NACS, LLC	20,939,396	11,493,949	32,433,345	17,288,998	11,493,949	28,782,947
Assumed notes	9,385,014	3,770,119	13,155,133	7,874,215	3,770,119	11,644,334
Total	$32,229,150	$22,096,055	$54,325,205	$26,023,346	$21,851,055	$47,874,401

Mr. Redmond also paid expenses on behalf of the Company which were not included as principal balance in any of Mr. Redmond’s outstanding loans. As of December 31, 2023, and 2022, Mr. Redmond’s outstanding expense advances were $0.7 million and $0.6 million, respectively. These items are presented in the Balance Sheets under the caption of related parties payables.

On October 25, 2021, the Company issued Mr. Redmond a warrant to acquire a number of membership interests equal to 3.0% of issued and outstanding Series B units at a purchase price of $0.01 per unit. On the same date, the Company issued Mr. Redmond a warrant to acquire 1.333% of issued and outstanding Series B units at a purchase price of $0.01 per unit. The Company determined that neither of the warrants was indexed to the entity’s own equity, and therefore they should not be classified as equity. As such, these warrants were accounted for as liabilities.

On October 2, 2019, Mr. Redmond purchased from another party (i) a secured note with a principal amount of $300,000 and an interest rate of 12% per annum and (ii) a warrant to acquire 2.26% of issued and outstanding Series B units for each $1,000,000 of initial principal and accrued unpaid interest, with an exercise price of $0.01 per unit. Principal and accrued interest on the note were $698,027 and $601,356 as of December 31, 2023 and 2022, respectively.

On October 2, 2019, Mr. Redmond also purchased from another party (i) a secured note with a principal amount of $200,000 and an interest rate of 12% per annum and (ii) a warrant to acquire 2.26% of issued and outstanding Series B units for each $1,000,000 of initial principal and accrued unpaid interest, with an exercise price of $0.01 per unit. Principal and accrued interest on the note were $465,351 and 400,904 as of December 31, 2023, and 2022, respectively.

As of December 31, 2023, and 2022, the Company was in default on all notes held by NACS and Mr. Redmond but was not in default on the notes held by Azure.

Dolan Falconer

Mr. Falconer, the CEO of the Company, paid for certain expenses on behalf of the Company. In addition, the Company owes Mr. Falconer deferred compensation of $929,646 and $840,134 as of December 31, 2023 and 2022, respectively and related party expenses of $188,136 and $132,732 as of December 31, 2023 and 2022, respectively. The amounts were presented in the Balance Sheets under the caption of accrued compensation.

On June 1, 2023, the Board of Director of the Company approved the accelerated vesting of the remaining unvested 2.25% of Series C membership interests previously approved and awarded to Mr. Falconer in 2014. As a result of this decision, 248,260 units of Series C membership interests were fully vested to Mr. Falconer. The 248,260 units were valued at $0.41 per unit at the grant date of April 1, 2014, resulting in a total value of $101,787. This amount was recorded as stock compensation expense on June 1, 2023.

Ben DeCosta

Mr. DeCosta is a member of the Board of Directors of the Company. Mr. DeCosta has an outstanding promissory note with the Company with a principal balance of $250,000 and a stated interest rate of 15% per annum. As of December 31, 2023, and 2022, the balance of Mr. DeCosta’s promissory note were $619,897 and $534,047, respectively, including all principal and unpaid accrued interest. The principal of $250,000 was presented in the Balance Sheets under the caption of short-term debt from related parties, net. The interest payables in the amount of $369,897 and $284,047 as of December 31, 2023, and 2022, respectively, were presented in the Balance Sheets under the caption of interest payable to related parties.

Alice Wilson

Mrs. Wilson is the sister of Mr. Falconer. Mrs. Wilson has extended an expense advance on behalf of the Company. The balance of Mrs. Wilson’s expense advance as of December 31, 2023 and 2022 was $20,000. The amount was presented in the Balance Sheets under the caption of related parties payable.

NOTE 8 — Leases

The Company has two finance leases for forklifts, with one lease expired in September 2022 and the other expired in August 2023. Both leases had bargain purchase options that were exercised at the end of the leases. The two forklift leases as of the effective date were classified as finance leases.

Management utilized a valuation specialist to determine the Company’s incremental borrowing rate. The valuation analysis looked at preferred return rates for the Series A units (which are a debt-like security similar to mezzanine financing) and the Company’s cost of borrowing and adjusted for the spread between CCC and B rated corporate bonds. This resulted in an incremental borrowing rate of 16.45%.

On June 27, 2023, the Company entered into a twelve-month operating lease with VJ Properties, LLC for combined office, workshop, manufacturing and warehouse space located in Buford, Georgia. As of December 31, 2023, the Company had one operating lease. The Company currently pays a rent of $11,750 per month for the leased space located in Buford, Georgia. Since this lease has a lease term of 12 months and does not include an option to purchase the underlying asset that the Company is reasonably certain to exercise, it is considered a short-term lease. The Company elects not to apply the recognition requirements of ASC 842 to short-term leases. By electing this practical expedient, short-term leases do not need to be reported on the Balance Sheets.

The components of lease expense were as follows:

	December 31, 2023	December 31, 2022
Amortization of ROU Assets – Finance Leases	$5,160	$9,305
Interest on Lease Liabilities – Finance Leases	294	1,886
Short-term Lease Cost	141,000	125,700
Total Lease Cost	$146,454	$136,891

Supplemental Balance Sheets information related to leases was as follows:

	December 31, 2023	December 31, 2022
Finance lease ROU assets, gross	$33,662	$33,662
Accumulated amortization	(33,662)	(28,503)
Finance lease ROU assets, net	—	5,159
Finance lease liabilities, current portion	—	6,355
Finance lease liabilities, less current portion	—	—
Total financing lease liabilities	$—	$6,355

	December 31, 2023	December 31, 2022
Weighted Average Lease Term – Finance Leases	0.00 year	0.61 year
Weighted Average Discount Rate – Finance Leases	0.00%	16.45%

NOTE 9 — Inventories

Inventory is valued at the lower of cost or net realizable value. Costs include materials and direct labor, and is computed on a first-in-first-out basis. The Company evaluates the carrying value of its inventories taking into consideration of anticipated future sales compared to quantities on hand and the prices the Company expects to obtain for products in its various markets. The Company adjusts excess and obsolete inventories to net realizable value and write-downs of excess and obsolete inventories are recorded as a component of cost of revenues. As of December 31, 2023, there was no revenue recognized and the associated cost of revenues was also equal to zero based on the matching principle under the U.S.GAAP.

The following table summarizes the Company’s inventories, net:

	December 31, 2023	December 31, 2022
Raw materials and parts	$182,455	$—
Work-in-progress	$—	$—
Finished goods	$67,389	$—
Total inventories	$249,844	$—

NOTE 10 — Federal Tax Liability, Penalties and Interest

From the first quarter of 2017 through October 31, 2023, the Company failed to remit U.S. federal taxes from amounts withheld from employee wages, and also failed to remit the employer portion of such taxes. In addition, during the same period, the Company did not file quarterly federal tax returns on Form 941 to report income taxes and payroll taxes withheld from employee wages. As a result, the Company has an accrued payroll tax liability on its Balance Sheets that amounted to $5.42 million and $4.63 million as of December 31, 2023 and 2022, respectively. The Company has devised and implemented a plan to become compliant in its obligations, including hiring appropriate counsel, preparing and filing appropriate historical filings, making payments, and engaging in discussions with appropriate parties, including the IRS. There can be no assurance that that the IRS will agree to the terms of a settlement and not instead demand immediate payment of the amounts due. Even if a settlement offer is accepted, the terms of any settlement may require substantial upfront payments, which we may not have sufficient funds available for. In addition, willful failure to comply with statutory obligations to collect, account for and pay over taxes imposed on employees is a federal criminal offense. There can be no assurance that the Department of Justice will not commence criminal charges against the Company and management for failure to remit payroll taxes to the IRS.

The failure to deposit penalty and associated interest was calculated and recorded in Balance Sheets under the caption of accrued federal tax liability, penalties and interest.

From December 15, 2023 to December 31, 2023, the Company filed the federal tax returns on time on form 941, 943 and 944 to report income taxes withheld and payroll taxes withheld from employee wages and paid in full to IRS for the employee taxes withheld and the employer portion of the payroll taxes for the then current payroll periods.

Please see Note 18 — Subsequent Events for more information.

NOTE 11 — Unit-Based Compensation

The 2012 Plan has an aggregate authorized limit of 15% of Series C units outstanding at any given time. The total authorized Series C units were 1,748,264 and 1,670,724 as of December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, there were 1,584,327 and 1,336,067 units of Series C membership interests issued and outstanding, respectively.

On June 1, 2023, the Company’s Board of Directors approved the accelerated vesting of 248,260 Plan units to its CEO, Mr. Dolan Falconer, and the 248,260 units were fully vested immediately. No units were awarded under the Plan as of December 31, 2022.

The following table presents a summary regarding Series B units issued as compensation to advisors and vendors:

	Total Units	Weight-Average Grant Date Fair Value Per Share
Nonvested as of December 31, 2021	—	$—
Granted	353,203	0.01
Vested	(117,624)	0.01
Forfeited	—	—
Nonvested as of December 31, 2022	235,580	$—
Granted	81,142	0.14
Vested	(316,722)	0.04
Forfeited	—	—
Nonvested as of December 31, 2023	—	$—

NOTE 12 — Fair Value Measurements

Derivative Instruments:   Derivative instruments that are not traded on an exchange are valued using conventional calculations/models that are primarily based on unobservable inputs such as private company unit price and volatilities, and therefore, such derivative instruments are included in Level 3.

Warrant Liabilities:   Warrant liabilities that are not traded on an exchange are valued using conventional calculations/models that are primarily based on unobservable inputs such as private company unit price and volatilities, and therefore, such warrant instruments are included in Level 3.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2023 and 2022, respectively, and indicates the fair value hierarchy of the valuation inputs the Company utilized.

Description	Level	December 31, 2023	December 31, 2022
Liabilities
Warrant liabilities	3	$22,024,165	$5,652,553
Derivative Liabilities	3	$922,834	$1,572,078

The Company has determined that the warrants associated with notes are subject to treatment as a liability as the warrants for units of the Company are not indexed to its own membership interests. The warrants are subject to remeasurement at each Balance Sheet date and any change in fair value is recognized as a component of other expense on the statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants. At that time, the portion of the warrant liability related to the common unit warrants will be reclassified to additional paid-in capital.

NOTE 13 — Debt and Warrant Liabilities

All of our indebtedness is in default or matures in less than twelve months and is presented as short-term debt in the Balance Sheets as of December 31, 2023. A few notes issued by a certain service provider in exchange for a payable for services, and certain indebtedness issued to Azure, Bay Point Capital Partners, LP and aforementioned service provider were long-term debt as of December 31, 2022. Long-term debt was amounted to $6,621,457 in aggregate on principal and accrued interest as of December 31, 2022. Interest expense includes the interest on the notes and amortization of any original issue discounts, which includes debt issuance costs and the relative fair value of warrants issued contemporaneously with certain notes.

All of our indebtedness is secured by a continuing security interest in all of our property and assets.

	Maturities	Effective Rate	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Seaport notes	2023	12%	12,670,200	4,681,000
John Redmond notes	2018 – 2024	12.00% – 14.50%	22,096,055	21,851,055
Catalytic notes	2020	12%	1,563,796	1,421,633
Seed financing notes	2024	12%	6,503,456	6,424,145
Bay Point notes	2023	15%	813,633	670,000
Total Principal			$43,647,140	$35,047,833
Unamortized discount, including debt issuance costs			—	(148,890)
Accrued interest (compounded)			45,348,977	37,979,648
Total debt			$88,996,117	$72,878,591
Reported as:
Short-term debt			$88,996,117	$66,257,134
Long-term debt			—	6,621,457
Total			$88,996,117	$72,878,591

John Redmond notes

NACS note

On October 11, 2013, the Company issued NACS a note with an interest rate of 8% and a default interest rate of 12% (the “2013 Note”). Principal and accrued interest may be prepaid in whole or in part at any time without penalty. The 2013 Note was amended on June 1, 2016 to provide NACS with the right to convert principal and accrued interest on the note into Series A and Series B units of the Company at a conversion price of $1 and $0.47, respectively. As amended, the 2013 Note had a maturity date of December 31, 2018. FASB ASC 815 generally requires an analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. The Company identified certain conversion features which it evaluated for bifurcation and determined that no bifurcation of these embedded or conversion features was required as the net settlement provision was not met.

The NACS note is subordinated to Seaport and has collateral security rights with ScanTech.

The principal and accrued interest on the NACS note was $32,433,345 and $28,782,947 as of December 31, 2023 and 2022, respectively.

Azure notes

The Company has issued multiple notes to Azure, which is an affiliate of and controlled by John Redmond. These notes are pari-passu in capital seniority with NACS:

			Principal and Accrued Interest
			For the Year Ended	For the Year Ended
Issuance date	Maturities	Interest Rate	December 31, 2023	December 31, 2022
January 1, 2021	March 31, 2024	12.00%	$985,227	$874,339
January 1, 2021	March 31, 2024	12.00%	$4,803,224	$4,020,239
October 25, 2021	March 31, 2024	14.50%	$547,938	$474,391
October 25, 2021	March 31, 2024	14.50%	$1,232,860	$1,067,379
October 1, 2022	March 31, 2024	14.50%	$1,167,478	$1,010,773

Assumed notes

On September 12, 2012, the Company issued to another party a note with a principal balance of $3,270,119, an interest rate of 8% per annum, a default interest rate of 12% and a maturity date of December 31, 2018. The note was subsequently acquired from the original noteholder by NACS. Principal and accrued interest on the note as of December 31, 2023 and 2022 were $11,991,755 and $10,642,073, respectively.

On October 2, 2019, Mr. Redmond purchased from another party (i) a secured note with a principal amount of $300,000 and an interest rate of 12% per annum and (ii) a warrant to acquire 2.26% of issued and outstanding Series B units for each $1,000,000 of initial principal and accrued unpaid interest, with an exercise price of $0.01. Mr. Redmond may exercise the warrant at any time and from time to time, in whole or in part (but not as to a fractional unit). If at any time any of the principal and interest outstanding on the senior secured promissory notes issued by the Company and held by NACS is converted into any equity membership interests in the Company, the warrant will be deemed to have opted to exercise, without any further action on its part, the same proportionate amount of this warrant as that portion of the NACS notes converted by NACS. Principal and accrued interest on the note as of December 31, 2023 and 2022 were $698,027 and $601,356, respectively.

On October 2, 2019, Mr. Redmond also purchased from another party (i) a secured note with a principal amount of $200,000 and an interest rate of 12% per annum and (ii) a warrant to acquire 2.26% of issued and outstanding Series B units for each $1,000,000 of initial principal and accrued unpaid interest, with an exercise price of $0.01 per unit. Principal and accrued interest on the note as of December 31, 2023 and 2022 were $465,351 and $400,904, respectively.

Seaport notes

On July 17, 2019, the Company issued a note to Seaport Group LLC Profit Sharing Plan (“Seaport”) with an interest rate of 12% and a maturity date of August 31, 2019. As subsequently amended, the note provides for a maximum principal amount of $4,500,000. As amended, the note contains a $10.00 option to purchase a percentage of membership interests of the Company (determined on a fully diluted basis at the time of such exercise) equal to (i) the outstanding principal amount under such note, plus accrued and unpaid interest by (ii) $22,500,000.

On June 13, 2023, the Company amended and restated its note with Seaport (the “2023 Seaport Note”). The 2023 Seaport Note provides for a new principal loan amount of $7,853,008, a maximum loan amount of $10,000,000, a 12% annual interest rate a maturity date of March 31, 2024, and is senior secured indebtedness. In addition to principal and interest payable under the note, the note grants Seaport an option to purchase a percentage of membership interests of the Company (determined on a fully diluted basis at the time of such exercise) equal to (i) the outstanding principal amount under such note, plus accrued and unpaid interest by (ii) $20,010,000. The option has no expiration date and will be in full force and effect until it is exercised, or the principal and accrued interest of the Seaport Note are paid in full.

Pursuant to the loan amendment agreement executed on December 1, 2023, on September 28, 2023, the total accrued and unpaid interests in the amount of $500,853 were rolled into the principal in the amount of $10,170,000 at the time to reach at an aggregate principal amount of $10,670,853. On December 31, 2023, the total accrued and unpaid interests in the amount of $352,725 were rolled into the principal in the amount of $12,317,475 at the time to reach at an aggregate principal amount of $12,670,200 as of December 31, 2023.

Pursuant to an intercreditor agreement, Seaport note is senior in priority of payment to notes issued to NACS and John Redmond. The principal and accrued interest on the note were $12,670,200 and $6,252,014 as of December 31, 2023, and 2022, respectively.

Catalytic note and warrant

On January 23, 2019, the Company issued a note to Catalytic Holdings I LLC (“Catalytic”) with an interest rate of 12.0% accruing from March 15, 2019, a principal amount of $1,080,000 and a maturity date of April 30, 2019. The principal amount of this note is subject to a 20% original issue discount. As a result, the Company received cash in the amount of $900,000. Principal and accrued interest on the note as of December 31, 2023 and 2022 were $2,221,321 and $1,983,322, respectively.

In January 2019, the Company also issued a warrant to Catalytic. As amended, the warrant entitles Catalytic to purchase 2.0% of the units of the Company on a fully diluted basis at an exercise price of $0.01 per unit. The warrant expires on the tenth anniversary of the warrant issue date.

On June 26, 2019, the Company entered into a consulting agreement with Alchemy Advisory LLC (“Alchemy”), a subsidiary of Catalytic. In exchange for the business and strategic advice service from Alchemy, the Company agreed to issue to Alchemy warrants which grant Alchemy the ten-year right to purchase membership interests representing voting common stock of the Company with a per share exercise price of $0.01 per unit and representing 1.0% of the outstanding common membership interests and membership interest equivalents of the Company.

On May 18, 2023, Catalytic Holdings I LC was awarded a summary judgment against the Company in Company Kings County New York state court. On July 14, 2023, Catalytic notified ScanTech that it would be presenting the court a proposed order for settlement of its summary judgment, scheduled with the court on August 7, 2023. The proposed order was in the amount of $1,563,796 in satisfaction of Catalytic’s indebtedness with the Company. On September 7, 2023, the court granted Catalytic both the order and judgment amount of $1,563,796 plus accruing interest at a rate of 12% per annum from October 6, 2020. These amounts are consistent with the amounts on the Company’s Balance Sheets.

Bay Point note and warrant

On August 22, 2018, the Company issued a promissory note to Bay Point Capital Partners, LP (“Bay Point”), with an interest rate of 15%, a default interest rate of 20%, a principal amount of $670,000 and a maturity date of December 1, 2023. Principal and accrued interest on the note as of December 31, 2023 and 2022 were $1,188,921 and $1,080,210, respectively. The Bay Point note is in default.

On August 22, 2018, John Redmond executed an unconditional guaranty of payment agreement with Bay Point. For and in consideration of $10.00, John Redmond unconditionally and irrevocably guarantees to Bay Point the complete payment of the principal in the amount of $420,000 and all other obligations of the Company to Bay Point under the terms of the note or any other documents evidencing, securing or otherwise relating to the note.

In July 2019, the Company issued Bay Point a warrant to purchase 3.5% of the Series B units of the Company on a fully diluted basis at an exercise price of $0.01 per unit. The warrant expires on the tenth anniversary of the issue date. The warrant may also be converted, in whole or in part, into a number of units (rounded down to the nearest whole number) equal to (i) the fair market value of the warrant or portion thereof being converted divided by (ii) (A) 70% of the most recent pre-money Company valuation that pertains to securities issued in exchange for raising capital, divided by (B) all issued and outstanding Company units or securities at the time the warrant is converted to units. Bay Point has a right to put the warrant to the Company at any time.

On December 15, 2022, the company executed a forbearance agreement with Bay Point. In this agreement, the Company agreed to increase the principal amount owing to Bay Point from $670,000 to $813,633 as of November 20, 2022. In addition to the interest accrued, the Company also agreed to pay Bay Point cumulative legal fees in the amount of $115,000.

In November 2023, the Company further agreed to pay $1,400,000 exit fees, $116,850 legal fees and $89,220 late fees on unpaid interests and principal. The exit fees, legal fees and late fees amounted to $1,606,070 as of December 31, 2023 was recorded in accrued expenses and other current liabilities in Balance Sheets.

Seed financing notes

The Company obtained financing from individual lenders in a principal amount of approximately $6.5 million and issued notes to said lenders with stated interest rates between 7.8% and 12% and default interest rates between 15% and 18% between 2014 and 2022. Each noteholder has a continuing security interest in all of the Company’s property and assets. All such notes were in default as of December 31, 2023 and 2022, except for a note with a small noteholder that matures on September 30, 2024.

Contemporaneously with the issuance of the seed financing notes, the Company issued warrants to purchase Series B units at an exercise price of $0.01 per unit. The warrants typically expire ten years after issuance and are each exercisable for up to approximately 3.0% of the total issued and outstanding Series B units. See Note 17 — Members’ Deficit for further discussion of Series B warrants.

John Redmond also has an intercreditor agreement with the Seed Financing noteholders which provides for drag-along conversion and certain collateral agency rights under certain terms and conditions.

NOTE 14 — Commitments and Contingencies

From time to time, we may be subjected to claims or lawsuits which arise in the ordinary course of business, including the matters described below. Estimates for resolution of legal and other contingencies are accrued when losses are probable and reasonably estimable in accordance with ASC 450, Contingencies.

Tax Matters

From the first quarter of 2017 until October 31, 2023, the Company failed to remit U.S. federal taxes from amounts withheld from employee wages, and also failed to remit the employer portion of such taxes. In addition, during the same period, the Company did not file quarterly federal tax returns on Form 941 to report income taxes and payroll taxes withheld from employee wages. As a result, the Company has an accrued payroll tax liability on its Balance Sheets that amounted to $5.42 million and $4.63 million as of December 31, 2023 and 2022, respectively.

For the payroll period from November 1, 2023, to November 30, 2023, the payments on income taxes withheld and the employee and employer portion of the payroll taxes were made on December 15, 2023. The failure to deposit penalty and associated interest was calculated and recorded in Balance Sheets under the caption of accrued federal tax liability, penalties and interest.

From December 15, 2023, to December 31, 2023, the Company filed the federal tax returns on time on form 941, 943 and 944 to report income taxes withheld and payroll taxes withheld from employee wages and paid in full to IRS for the employee taxes withheld and the employer portion of the payroll taxes for the then current payroll periods.

The Company is subject to a state tax lien from the State of Georgia, Gwinnett County, for the tax years 2019 to 2022, for a total lien amount of $71,486. These liens are secured by business inventory and equipment. The Company intends to settle this amount in full.

The Company is subject to a city tax lien from the City of Buford, Georgia, for the tax years 2018 and 2019, and 2022, in the amounts of $975, $9,955 and $403, respectively.

Charging Order

On August 15, 2019, the Superior Court of Fulton County Georgia issued its Order Charging Judgment Debtors (the “Charging Order”). This Charging Order pertained to Judgment Debtors ScanTech Holdings and ScanTech Security and prohibited certain related entities, including the Company, from making distributions to ScanTech Holdings or ScanTech Security.

The Charging Order specifically mandated that all distributions that would otherwise be made to or on behalf of ScanTech Holdings or ScanTech Security shall be paid to Epstein, Becker & Green, PC (“EBG”) instead of being paid to ScanTech Holdings or ScanTech Security until the Judgments are paid in full with interest. EBG was legal counsel to ScanTech Holdings and ScanTech Security, two entities that are not related parties for disclosure purposes but have common ownership with ScanTech.

Subsequent to the issuance of the Charging Order, the Company made a series of payments to third parties on behalf of ScanTech Holdings and ScanTech Security. These payments, which totaled at least $54,000, included the payment of legal fees incurred by ScanTech Holdings and ScanTech Security to defend themselves in the ongoing legal action. The Company intends to address this matter in accordance with the legal process and is taking steps to rectify the situation by working with the Court to ensure full compliance with the Charging Order.

Payments Triggerable by Business Combination

In addition to the above, the Company has certain agreements that provide for payments upon completion of a business combination transaction such as that contemplated by the BCA.

On February 4, 2020, the Company engaged Aegus Corporation (“Aegus”) as a consultant. As amended August 31, 2021 and September 28, 2022, the agreement with Aegus provides for a fee of (i) $180,000 (which has not yet been paid) and (ii) a portion of future capital raised through the efforts, introductions and/or advisory work or Aegus, provided that a merger or sale of the Company takes place on or prior to September 28, 2024. Specifically, the Company must pay $5,000 for every $1.0 million of capital raised up to $5.5 million, but not to exceed a total of 2.5%, of the total proceeds or consideration received from the merger or sale of the Company. Aegus is also entitled to 5% of any non-M&A equity or debt financing received by the Company on or prior to September 28, 2024 from investors referred by Aegus.

Pursuant to the ScanTech Operating Agreement, if the Company receives, or the debt or equity holders of the Company receive as a distribution from the Company or as proceeds relating to the sale of their interests, $20 million in proceeds or other consideration, including stock or other securities, in respect of their equity or debt interests in the Company, whether in connection with the liquidation, sale, recapitalization, merger, initial public offering or other transaction, the distribution of profits or other proceeds or otherwise, the Company shall pay to York Capital (“York Capital”) (i) 20% of all such amounts in excess of $20.0 million but less than $100.0 million, and (ii) 10% of all such amounts equal to or in excess of $100.0 million but less than $200.0 million. The Company has no payment obligation to York with respect to (i) proceeds or other consideration used solely for working capital purposes, including, without limitation, proceeds received in connection with a debt or equity investment in the Company.

On January 8, 2020, the Company entered into a consulting agreement with MG Partners, LLC (the “Consultant”). The Consultant was engaged to provide certain referral and other strategic financing consulting services for a term of one year. Thereafter, the MG Partners, LLC consulting agreement automatically renewed for subsequent six month terms, until terminated by either party. As compensation for such services, the Consultant was entitled to receive a fee for any debt or equity financing procured by MG Partners, LLC. No such amount was payable to the Consultant as of December 31, 2023 or 2022. Between 2.5% – 5.0% of the proceeds of the Business Combination may be due to the Consultant in the event of sale of the Company during the term of the agreement, and for a period of two years thereafter.

During the fourth quarter 2023, Ellenoff Grossman and Schole LLP (“EGS”), the Company’s legal counsel, agreed to receive delay payments on the service fees for services provided to the Company. As of December 31, 2023, the outstanding payment due was $256,869 and deferral service fee of $553, 554. The fees are contingent upon the Company’s ability to successfully complete the business combination. In the event that the Company is unable to complete the business combination, EGS will not be paid for the services provided.

NOTE 15 — Income Taxes

The Company is a limited liability company that is treated as a partnership for federal and state tax return purposes, in which the responsibility for determining and paying income tax is passed through to its members. The Company analyzes its tax filing positions for all open tax years in all of the U.S. federal, state and local tax jurisdictions where it is required to file income tax returns.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expenses and in evaluating tax positions, including evaluating uncertainties. The Company reviews its tax positions quarterly and adjusts its tax balances as new information becomes available.

NOTE 16 — Series A Units

Series A Units

As of December 31, 2023 and 2022, the Company had 9,965,000 Series A units authorized and outstanding with a stated value of $1 per unit. Series A Units entitle the holder to receive an eight percent (8%) per annum rate of return on the unrecovered capital contribution of such holder.

Mezzanine Classification

Series A units held by NACS are redeemable at any time if the Company has not carried out either a Qualified IPO or Change of Control (as defined in the ScanTech Operating Agreement). These Series A units are classified as “mezzanine” and are accounted for under the ASC accounting topics as Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.

S99-3A(2) of the SEC’s Accounting Series Release No. 268 (“ASR 268”) requires preferred securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder or (iii) upon the occurrence of an event that is not solely within the control of the issuer. Preferred securities that are mandatorily redeemable are required to be classified by the issuer as liabilities whereas under ASR 268, an issuer should classify a preferred security whose redemption is contingent on an event not entirely in control of the issuer as mezzanine equity. If the Company has not carried out either a qualified IPO or a change of control within five years after the date of the NACS Purchase Agreement, which was dated August 2013, NACS may require the Company to redeem any portion of its Series A Units at any time. Accordingly, as the contingent redemption is not solely in control of the Company, the Company determined that the Series A units should be treated as mezzanine equity.

Liquidation Preference

The Series A units rank, with respect to distribution rights and rights on liquidation, winding-up and dissolution, (i) senior and in priority of payment to the Company’s Series B and C units and (ii) junior in priority of payment to the Company’s creditors.

Voting

The Series A units confer no voting rights, except as otherwise required by applicable law.

Other Accounting Matters

FASB ASC 815 generally requires an analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. The Company performed an evaluation and determined the Series A and the host instrument is more akin to equity. The Company identified certain embedded redemption features which it evaluated for bifurcation and determined no bifurcation of these embedded or conversion features was required.

Dividends on redeemable Series A units are included in Accumulated Deficit and accrued in Series A units subject to possible redemption.

As of December 31, 2023 and 2022, the Company had Series A units subject to possible redemption of $26,686,397 and $24,651,442, respectively. This includes the original investment in the amount of $10,000,000.

NOTE 17 — Members’ Deficit

Series A Units

The Company has 245,300 units of Series A units authorized and outstanding as of December 31, 2023 and 2022. Series A units entitle the holder to receive an eight percent (8%) per annum rate of return on the unrecovered capital contribution of such holder, and such holder shall receive priority in distributions with respect to such preferred return.

Holders of the Series A units are not entitled to vote on, or consent to, any matter reserved for vote, or presented for vote, of the members. Series A units are not entitled to receive any distributions other than the preferred return and a return of the capital contributions. Accrued dividends on Series A units are included in Accumulated Deficit and accrued in Dividend Payable.

As of December 31, 2023 and 2022, the Company had accrued dividends payable to Series A unit holders of $376,399 and $329,077, respectively.

Series B Units

The Company has authorized 191,054,871 Series B units. The Series B units entitle the holder to receive a proportionate share of all distributions after payment of the preferred return and the return of capital on the Series A units.

As of December 31, 2023 and 2022, the Company had 9,906,827 and 9,590,106 Series B units outstanding, respectively.

Series C Units

The Series C units are “profits interests” granted to directors, employees and consultants from time to time under the 2012 Plan. Holders of the Series C units do not have voting rights. A number of Series C units equal to fifteen percent (15%) of the total outstanding Series B units and Series C units are reserved for grants under the plan. The allocation and vesting terms of grants of Series C units are determined by the Board of Directors.

As of December 31, 2023 and 2022, there were 1,748,264 of Series C membership interests authorized, and 1,584,327 and 1,336,067 units of Series C membership interests issued and outstanding, respectively.

Warrants and Options

The Company has issued warrants in connection with notes issued between 2014 and 2021. Each warrant entitles the holder to one Series B unit at an exercise price of $0.01 per unit.

Pursuant to a note issued to Seaport in October 2019, as subsequently amended, Seaport has a $10.00 option to purchase a percentage of membership interests of the Company (determined on a fully diluted basis at the time of such exercise) equal to (i) the outstanding principal amount under such note, plus accrued and unpaid interest by (ii) $22,500,000. On June 13, 2023, the Company amended and restated its note with Seaport (the “2023 Seaport Note”). The 2023 Seaport Note provides for a maximum loan amount of $13,000,000, a 12% annual interest rate a maturity date of March 31, 2024, and is senior secured indebtedness. In addition to principal and interest payable under the note, the note grants Seaport an option to purchase a percentage of membership interests of the Company (determined on a fully diluted basis at the time of such exercise) equal to (i) the outstanding principal amount under such note, plus accrued and unpaid interest by (ii) $20,010,000. The option has no expiration date and will be in full force and effect until it is exercised or the principal and accrued interest of the Seaport Note are paid in full.

As of December 31, 2023 and 2022, the Company had 11,491,154 and 10,926,198 B and C units outstanding, respectively. See Note 13 — Debt and Warrant Liabilities, for further discussion of warrants.

NOTE 18 — Subsequent Events

Federal Payroll Tax Liability

From January 1, 2024 to the April 15, 2024, the Company filed the federal tax returns on Form 941, 943 and 944 to report income taxes withheld and payroll taxes withheld from employee wages and paid in full to IRS for the employee taxes withheld and the employer portion of the payroll taxes for the then current payroll periods.

Business Combination Agreement

On April 2, 2024, the Company entered into Amendment No. 2 to the Business Combination Agreement, which provides that the merger consideration will be a number of shares of Pubco Common Stock with an aggregate value equal to One Hundred Ten Million U.S. Dollars ($110,000,000) minus (or plus, if negative) the amount of the Closing Net Debt that exceeds Twenty Million U.S. Dollars ($20,000,000). In addition, every issued and outstanding Ordinary Share that is not redeemed shall be converted automatically to (i) one share of Pubco Common Stock and (ii) one additional (1) share of Pubco Common Stock, or a convertible security convertible or exercisable for one (1) share of Pubco Common Stock upon consummation of the Business Combination.

On April 2, 2024, Mars entered into a definitive subscription agreement (the “Subscription Agreement”) with Polar Multi-Strategy Master Fund (the “Investor”), Mars Capital Holdings Corporation (the “Sponsor”), and ScanTech for Investor to provide ScanTech up to $1,000,000 in funding for working capital expenses in connection with the Business Combination. Per the terms of the Subscription Agreement, Investor is entitled to receive repayment of any amounts funded under the Subscription Agreement in addition to one newly issued share of ScanTech AI Systems Inc. per dollar provided under the Subscription Agreement upon the closing of the business combination. ScanTech received $1M that was drawn from the Polar note via transfer from the SPAC sponsor with a contingent liability of 10,000 PubCo shares due to the sponsor, if the business combination closes. If the transaction does not close, ScanTech must issue 0.1% of the total outstanding units to the sponsor.

In order to facilitate the completion of the Business Combination, on April 17, 2024, ScanTech entered into Amendment No. 3 to the Business Combination Agreement to extend the outside date for a second time to September 30, 2024. No other changes to the Business Combination Agreement were made in Amendment No. 3.

Subsequent to December 31, 2023, in various dates in January 2024, ScanTech secured agreements from NACS, Azure, and the majority of its Series A seed financing holders to convert their outstanding indebtedness to equity upon the consummation of the business combination, but the specific terms of such conversion have not yet been agreed upon. The Company is continuing to secure conversion term sheets for the remaining holders including Catalytic, and Steele Interests which are the only Series A seed financing holders to not yet sign a conversion agreement.

Seaport Bridge Financing

On March 24, 2024, the Company signed a bridge financing note with Seaport Group SIBS, LLC, with a principal amount of $421,200. The terms of the bridge financing are separate from the existing Seaport financing already in place with the Company. The Bridge Financing has a maximum principal draw amount of up to $1,000,000, has a maturity date of June 30, 2024, an annual interest rate of 12%, and is pari-passu in seniority to the existing Seaport financing. In addition, at the consummation of the Business Combination, the note is to be repaid in full out of the proceeds of the transaction and Seaport Group SIBS, LLC is to be issued 1 share for every $1 lent to the Company under the terms of the bridge financing.

Bay Point Term Sheet

On April 24, 2024, the Company signed a term sheet agreement with Bay Point Capital Partners, LP, defining the terms of the conversion of Bay Point’s indebtedness with the Company into equity simultaneous with the consummation of the Business Combination. Per the term sheet, Bay Point is to convert its total indebtedness, including any accrued interest and fees, into equity equal to 120% its total indebtedness as of the date of the consummation of the Business Combination. Successful conversion also releases the Company from any and all claims Bay Point may have.

NOTE 19 — Events (Unaudited) Subsequent to the Date of the Independent Auditors Report

Settlement and Release Agreement

On June 18, 2024, the Company signed a definitive Settlement Agreement and Mutual Release Agreement with a vendor. Upon execution of the agreement, the Company shall pay to the vendor a deposit totaling $50,000 in two payments. Upon a business combination before September 30, 2024, the vendor shall receive 742,049 common shares of Pubco in exchange for a full release of all claims, which includes a $7.625 million outstanding balance, which is recorded in accrued expenses as of December 31, 2023 and 2022. In addition, upon the business combination the Company shall pay to an affiliate of the vendor $161,787. In the event the business combination does not consummate before September 30, 2024, the vendor shall retain all of its rights as prior to the execution of the Settlement Agreement and Mutual Release Agreement.

On September 20, 2024, certain lenders, including Catalytic and Bay Point have agreed to material economic arrangements under the Conversion and Mutual Release Agreement which provides for the debt conversion at the Closing of its existing indebtedness, including principal and accrued interest, into a predetermined number of Pubco Common Stock upon the consummation of the Business Combination. This Agreement also provides for the cancellation of any existing indebtedness, warrants or derivatives held by the investor, upon the consummation of the Business Combination. In the event the Closing of the Company Merger and listing of the Pubco Common Stock on NASDAQ does not occur on or before December 31, 2024, this Agreement is automatically terminated.

On September 25, 2024, Steele and its affiliates have agreed to material economic arrangements under the Loan Exchange and Release Agreement which provides for the exchange of its existing warrants into a predetermined number of Pubco Common Stock upon the consummation of the Business Combination. In the event the Closing of the Company Merger and listing of the Pubco Common Stock on NASDAQ does not occur on or before December 31, 2024, this Agreement is automatically terminated.

On September 25, 2024, Steele and Seaport have agreed to material economic arrangements under the Credit and Security Agreement that provides for the exchange of its existing indebtedness, including principal and accrued interest, for a senior secured term loan totaling $3,000,000 for 36 months and a senior secured term loan totaling $14,296,909 for 60 months, respectively effective upon the closing of the Business Combination Agreement. All outstanding principal and accrued and unpaid interest is due and payable in full on the Maturity Date. Interest shall accrue at a fixed per annum rate of 9.00%. The aggregate principal amount of the term loan, including any additional advances, plus all other permitted indebtedness, shall not exceed $20,000,000 on the Closing Date without the prior written consent of all of the parties.

On September 22, 2024, the Seed Financing note holders have agreed to material economic arrangements under the Creditor Conversion Agreement which provides for the debt conversion at the Closing of its existing indebtedness, including principal and accrued interest, into a predetermined number of Pubco Common Stock upon the consummation of the Business Combination. This Agreement also provides for the cancellation of any existing indebtedness, warrants or derivatives held by the investor, upon the consummation of the Business Combination. In the event the Closing of the Company Merger and listing of the Pubco Common Stock on NASDAQ does not occur on or before December 31, 2024, this Agreement is automatically terminated.

On September 25, 2024, Seaport and Steele also have agreed to material economic arrangements under the intercreditor agreement that provides for certain governance and intercreditor relationship agency between Seaport and Steele, both as senior lenders to Pubco, to take effect simultaneous to the consummation of the business combination.

On September 30, 2024, Mars and ScanTech, among other parties, have entered into Amendment No. 4 to the Business Combination Agreement, which sets forth that every issued and outstanding ordinary share that is not redeemed and sold between the Closing and the 90th day after the Closing, shall receive two (2) extra shares of Pubco Common Stock ninety days following the Closing or such other period as may be agreed by parties to the Business Combination Agreement. See the subsection entitled “The Business Combination Proposal — Amendments to the Business Combination Agreement” for additional information.

On October 10, 2024, the Company’s customer, VisionTec, issued a change order to modify the original purchase order.

The Company issued working capital promissory notes to Seaport Group SIBS, LLC on October 15, October 22, and October 30, 2024, with an interest rate of 12.0% accruing from the effective date and a principal amount of $187,000, $67,650 and $302,500, respectively. The principal amount of this note is subject to a $17,000, $6,150 and $27,500 original issue discount, respectively. The outstanding principal amount and any accrued interest shall be due and payable on the earlier of: (i) The date on which the Company receives proceeds from customer purchases tied to new purchase orders or invoices (which is separate from the $3,410,023 purchase order loan); (ii) 6 months after the effective date.

On November 14, 2024, ScanTech, Pubco and Seaport entered into a a drawable, Senior Unsecured Promissory Note agreement in an amount of up to $1,000,000 with an annual interest rate of 9% compounding daily. The note is due 90 days from its issuance with a default interest rate of 18%. The note contained a $10.00 option for Seaport to acquire shares in Pubco equal to the dollar amount drawn under the agreement (in this case, 1,000,000 shares).

On December 4, 2024, ScanTech along with Mars (the Clients) entered into a Capital Markets Advisory Agreement with BENJAMIN SECURITIES, INC. (“Benjamin”). Under the agreement, Benjamin will provide Capital Markets Advisory services on an as needed basis as determined by the mutual agreement of both Parties, in exchange for a payment of $250,000 paid at the Closing. In addition to the service fee, the Clients shall also pay to Benjamin a premium payment of $150,000.00, which following receipt Benjamin may in its sole discretion apply to benefit the holders of the Purchased Shares. The Premium Payment due at execution of the agreement is $25,000.00 and $125,000 at the closing of the deSPAC merger.

On December 31, 2024, ScanTech approved the Seventh Amended and Restated Operating Agreement. The primary amendments to the operating agreement included facilitating the membership unit issuances to the creditor conversions as well as the issuance of the P Units to Polar.

On January 2, 2025, the ScanTech successfully consummated its merger with Mars Acquisition Corp.

On January 2, 2025, ScanTech, Mars and Pubco entered into a Supplemental Agreement with Bay Point wherein Bay Point extended the termination date of its conversion agreement to January 2, 2025 in exchange for an issuance of 100,000 shares issued to Bay Point.

On January 2, 2025, ScanTech, Mars and Pubco entered into a Supplemental Agreement with Catalytic wherein Catalytic extended the termination date of its conversion agreement to January 2, 2025 in exchange for 100,000 shares issued to Catalytic.

ScanTech, Mars and Pubco continue to negotiate waivers with several creditors that have expressed an interest in such waiver.   The negotiated settlements are expected to largely mirror those completed as of this filing.  There is no guarantee any further extension agreements will be reached